EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER REPURCHASE AGREEMENT Dated as of May 7, 2024 Among MORGAN STANLEY BANK, N.A., as Buyer and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, as Agent and ROCKET MORTGAGE, LLC, as Seller

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TABLE OF CONTENTS
Page

1. APPLICABILITY 1

2. DEFINITIONS AND ACCOUNTING MATTERS 1

3. THE TRANSACTIONS 24

4. PAYMENTS; COMPUTATION 28

5. TAXES; TAX TREATMENT 29

6. MARGIN MAINTENANCE 29

7. INCOME PAYMENTS 32

9. CONDITIONS PRECEDENT 36

10. RELEASE OF PURCHASED ASSETS 39

11. RELIANCE 39

12. REPRESENTATIONS AND WARRANTIES 39

13. COVENANTS OF SELLER 43

14. REPURCHASE DATE PAYMENTS 48

15. REPURCHASE OF PURCHASED ASSETS 48

16. SUBSTITUTION 49

17. EVENTS OF DEFAULT 49

18. REMEDIES 52

19. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE 55

20. NOTICES AND OTHER COMMUNICATIONS 55

21. USE OF EMPLOYEE PLAN ASSETS 56

22. INDEMNIFICATION AND EXPENSES. 56

23. REIMBURSEMENT 58

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SCHEDULES
SCHEDULE 1        Representations and Warranties re: Loans
EXHIBITS
EXHIBIT A        Form of Quarterly Certification
EXHIBIT B        Form of Instruction Letter
EXHIBIT C        Buyer’s Wire Instructions
EXHIBIT D        Form of Security Release Certification

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MASTER REPURCHASE AGREEMENT, dated as of May 7, 2024 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and among ROCKET MORTGAGE, LLC, a Michigan limited liability company (“Seller”), MORGAN STANLEY BANK, N.A., a national banking association (“Buyer”), and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as agent for Buyer (together with any successor agent appointed from time to time in accordance with the terms of Section 45, “Agent”).
1.APPLICABILITY
Buyer shall, with respect to the Committed Amount, and may agree to, with respect to the Uncommitted Amount, from time to time enter into transactions in which Seller sells to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller Purchased Assets by a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.
2.DEFINITIONS AND ACCOUNTING MATTERS
(a)Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth below:
“Ability to Repay Rule” shall mean 12 CFR 1026.43(c), or any successor rule or regulation, including all applicable official staff commentary.
“Accepted Servicing Practices” shall mean with respect to any Loan, those accepted mortgage servicing practices (including collection procedures) of the Seller with respect to the same type of Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with applicable Agency servicing practices and procedures for Agency mortgage backed securities pool mortgages, as defined in the Agency Guidelines including future updates.
“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the excess of the total assets over the total liabilities of such Person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of Seller’s financial statements less the sum of the following (without duplication): (i) the book value of all investments in non-consolidated subsidiaries, and (ii) any other assets of Seller and consolidated Subsidiaries that would be treated as intangibles under GAAP including, without limitation, goodwill, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt discount and expenses. Notwithstanding the foregoing, servicing rights shall be included in the calculation of total assets.
“Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.
“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and which shall include any Subsidiary of such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power
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to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agency” shall mean Fannie Mae, Ginnie Mae, Freddie Mac or RHS, as the context may require.
“Agency Approval” shall have the meaning provided in Section 13(x).
“Agency Audit” shall mean any Agency, HUD, FHA, VA or RHS audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency).
“Agency Eligible Loan” shall mean a Loan that is (i) originated in compliance with the applicable Agency Guidelines (other than for exceptions to the Agency Guidelines provided by the applicable Agency to Seller) and is eligible for sale to or securitization by (or guaranty of securitization by) an Agency or (ii) (a) an FHA Loan; (b) a VA Loan; (c) an RHS Loan, or (d) otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool.
“Agency Guidelines” shall mean the Ginnie Mae Guide, the Fannie Mae Guide and/or the Freddie Mac Guide, the FHA Regulations, the VA Regulations and/or the Rural Housing Service Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by Ginnie Mae, Fannie Mae, Freddie Mac, FHA, VA or RHS, as applicable.
“Agency Security” shall mean a mortgage-backed security issued or guaranteed by an Agency.
“Agent” shall have the meaning set forth in the preamble to this Agreement.
“Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, restated, further supplemented or otherwise modified from time to time.
“ALTA” shall mean the American Land Title Association.
“Anti-Money Laundering Laws” shall have the meaning set forth in Section 12(bb) hereof.
“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.
“Applicable Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.
“Appraised Value” shall mean, with respect to any Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a Loan the proceeds of which are not used for the purchase of the Mortgaged Property, such value shall be based solely on the appraisal made in connection with the origination of such Loan.
“Approvals” shall mean, with respect to Seller, the approvals granted by the applicable Agency or HUD, as applicable, designating Seller as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, an FHA-approved mortgagee, a VA-approved lender, an RHS lender, an RHS servicer, a Fannie Mae-approved seller/servicer or a Freddie Mac-approved seller/servicer, as applicable, in good standing to the extent necessary for Seller to conduct its business in all material respects as it is then being conducted.

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“Assignment and Acceptance” shall have the meaning provided in Section 36(a).
“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.
“ATR Checklist” shall have the meaning assigned to such term in paragraph (ggg) of Schedule 1.
“Authoritative Copy” shall mean with respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.
“Bank Statement Loan” shall mean a Non-Qualified Mortgage Loan (that is not a Schwab Product Loan) that was originated through a process whereby the related Mortgagor’s income was verified primarily through the review of at least [***] of such Mortgagor’s bank statements in lieu of income tax returns, W-2s and/or paycheck stubs.
“Bankruptcy Code” shall mean Title 11 of the United States Code, Section 101 et seq., as amended from time to time.
“Benchmark Replacement” shall mean the sum of: (i) the alternate benchmark rate that has been proposed by Agent subject to Section 3(g), giving due consideration to (a) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Term SOFR for U.S. dollar-denominated syndicated or bilateral credit facilities and (ii) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of Term SOFR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent, in the commercially reasonable discretion of Agent following consultation with Seller, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any proposed Benchmark Replacement, any technical, administrative or operational changes (including changes to timing and frequency of determining rates and making payments of Price Differential, prepayment provisions, and other administrative matters) that Agent decides may be appropriate, in the commercially reasonable discretion of Agent following consultation with Seller, to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement, subject to Section 3(g)).

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“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to Term SOFR:
(i)(a) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of the date of the public statement or publication of information referenced therein and (b) the date on which the Term SOFR Administrator permanently or indefinitely ceases to provide Term SOFR; or
(ii)in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to Term SOFR:
(i)a public statement or publication of information by or on behalf of the Term SOFR Administrator announcing that such administrator has ceased or will cease to provide Term SOFR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR;
(ii)a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the Term SOFR Administrator, a resolution authority with jurisdiction over the Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator, which states that the Term SOFR Administrator has ceased or will cease to provide Term SOFR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR; or
(iii)a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator announcing that Term SOFR is no longer representative.
“Benchmark Transition Start Date” shall mean (i) in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (ii) in the case of an Early Opt-in Election, the date mutually agreed upon by Buyer and Seller.
“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR and solely to the extent that Term SOFR has not been replaced with a Benchmark Replacement, the period (i) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced Term SOFR for all purposes hereunder in accordance with this Agreement and (ii) ending at the time that a Benchmark Replacement has replaced Term SOFR for all purposes hereunder pursuant to this Agreement.
“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian’s offices, banking and savings and loan institutions in the State of New York, Michigan or Delaware, the City of New York or the State of California are required to be closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

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“Buyer Third-Party Recipients” shall have the meaning set forth in Section 39(b).
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds, (h) [***] of the unencumbered marketable securities in Seller’s accounts (or the account of Seller’s Affiliates), or (i) the aggregate amount of unused capacity available (taking into account applicable haircuts) under committed and uncommitted mortgage loan and mortgage-backed securities warehouse and servicing and servicer advance facilities, or lines of credit collateralized by mortgage or mortgage servicing rights assets for which the seller or borrower thereunder has adequate eligible collateral pledged or to pledge thereunder, or under unsecured lines of credit available to Seller.
“CEMA Consolidated Note” shall mean the original executed consolidated promissory note or other evidence of the consolidated indebtedness of a mortgagor/borrower with respect to a CEMA Loan and a Consolidation, Extension and Modification Agreement.
“CEMA Loan” shall mean a Loan originated in connection with a refinancing subject to a Consolidation, Extension and Modification Agreement and with respect to which the related Mortgaged Property is located in the State of New York.
“Change of Control” shall mean, with respect to Seller, the acquisition by any other Person, or two or more other Persons acting as a group, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of Seller at any time if after giving effect to such acquisition Rocket Companies, Inc. ceases to own, directly or indirectly, at least fifty percent (50%) of the voting power of Seller’s outstanding equity interests.
“Closing Date” shall mean May 7, 2024.
“Closing Agent” shall mean, with respect to any Wet-Ink Transaction, an entity reasonably satisfactory to Buyer and Agent (which may be a title company or its agent, escrow company, attorney or

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other closing agent in accordance with local law and practice in the jurisdiction where the related Wet-Ink Loan is being originated) to which the proceeds of such Wet-Ink Transaction are to be wired pursuant to the instructions of Seller. Unless Agent notifies Seller (electronically or in writing) that a Closing Agent is unsatisfactory, each Closing Agent utilized by Seller shall be deemed satisfactory; provided, that each of Amrock, Inc. and its Subsidiaries shall be deemed satisfactory to Buyer and Agent while it is an Affiliate of Seller and eligible to act as a closing agent under applicable Agency Guidelines, and provided further that Agent shall instruct Custodian that no funds shall be transferred to the account of any Closing Agent after the date that is five (5) Business Days following the date that notice is delivered to Seller that such Closing Agent is unsatisfactory, and provided, further, that the Market Value shall be deemed to be zero with respect to each Loan, for so long as such Loan is a Wet-Ink Loan, as to which the proceeds of such Loan were wired to a Closing Agent with respect to which Agent has notified Seller at least five (5) Business Days before funds are transferred to the account of such Closing Agent that such Closing Agent is not satisfactory.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Combined LTV” means the ratio of (i) the sum of (a) the outstanding principal balance of a Second Lien Loan on the origination date and (b) the outstanding principal balance of any other Loan with respect to the same Mortgaged Property on the origination date to (ii) the Appraised Value of the related Mortgaged Property.
“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Confidential Information” shall have the meaning assigned thereto in Section 39(a) hereof.
“Confirmation” shall have the meaning assigned thereto in Section 3(c) hereof.
“Consolidation, Extension and Modification Agreement” shall mean the original executed consolidation, extension and modification agreement executed by a mortgagor/borrower in connection with a CEMA Loan.
“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.
“Control” shall mean with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.
“Control Failure” shall mean with respect to an eNote, (i) if the Controller status of the eNote shall not have been transferred to Agent, (ii) Agent shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry, (iii) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the Custodial and Disbursement Agreement, or (iv) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial and Disbursement Agreement.
“Controller” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.

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“Cooperative Corporation” shall mean the cooperative apartment corporation that holds legal title to a Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
“Cooperative Loan” shall mean a Loan that is secured by a First Lien (or with respect to a Second Lien Loan, a Second Lien) perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.
“Cooperative Loan Documents” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.
“Cooperative Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Cooperative Loan.
“Cooperative Project” shall mean all real property owned by a Cooperative Corporation including the land, separate dwelling units and all common elements.
“Cooperative Shares” shall mean the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.
“Cooperative Unit” shall mean a specific unit in a Cooperative Project.
“Costs” shall have the meaning provided in Section 22(a) hereof.
“Custodial and Disbursement Agreement” shall mean the Custodial and Disbursement Agreement, dated as of the date hereof, between Seller, Buyer, Agent, Custodian and Disbursement Agent as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Custodian” shall mean Deutsche Bank National Trust Company, or its successors and permitted assigns, or such other custodian as may be mutually agreed to by Buyer, Agent and Seller.
“Custodial Loan Transmission” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.
“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, would become an Event of Default.
“Delegatee” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.
“Documentation Capsule” shall have the meaning assigned to such term in paragraph (ggg) of Schedule 1.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

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“Due Diligence Review” shall mean the performance by Buyer (or Agent on behalf of Buyer) of any or all of the reviews permitted under Section 41 hereof with respect to any or all of the Loans or Seller or related parties, as desired by Buyer and Agent from time to time.
“eCommerce Laws” shall mean E-SIGN, UETA, any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.
“Early Opt-in Election” shall mean the mutual agreement between Buyer and Seller to institute a Benchmark Replacement.
“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.
“Electronic Agent” shall mean MERSCORP Holdings, Inc., or its successor in interest or assigns.
“Electronic Record” shall mean with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created and that are stored in an electronic format, if any.
“Electronic Security Failure” shall mean as such term is defined in the Custodial and Disbursement Agreement.
“Electronic Tracking Agreement” shall mean the electronic tracking agreement, dated as of May 7, 2024, by and among Buyer, Agent, Seller, Electronic Agent and MERS, as amended by that certain Addendum to Electronic Tracking Agreement for eNotes, dated as of May 7, 2024 (the “eNote Addendum”), by and among Buyer, Agent, Seller, Electronic Agent and MERS and as the same may be further amended, restated, supplemented or otherwise modified from time to time; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.
“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).
“Eligible Loan” shall have the meaning provided in the Pricing Side Letter.
“eMortgage Loan” shall mean a Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.
“eNote” shall mean with respect to any eMortgage Loan, the electronically created and stored Note that is a Transferable Record.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and administrative rulings issued thereunder.
“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b) or (c) of the Code (or Section 414) (m) or (o) of the Code for purposes of Section 412 of the Code) of which Seller is a member.
“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and

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hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.
“E-SIGN” shall mean the Electronic Signatures in Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time.
“eVault” shall have the meaning assigned to it in the Custodial and Disbursement Agreement.
“Event of Default” shall have the meaning provided in Section 17 hereof.
“Exception” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.
“Exception Report” shall mean the report of Exceptions included as part of the Custodial Loan Transmission.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer or such other recipient being organized under the laws of, or having its principal office or, in the case of Buyer, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an applicable interest in the Purchased Assets and other Purchased Items pursuant to a law in effect on the date on which (i) Buyer acquires such interest in the Purchased Assets and other Purchased Items (other than pursuant to an assignment request by the Seller under Section 5(i) or (ii) Buyer changes its lending office, except in each case to the extent that, pursuant to Section 5, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its lending office, (c) Taxes attributable to Buyer or such other recipient’s failure to comply with Section 5(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Fannie Mae” shall mean Fannie Mae, or any successor thereto.
“Fannie Mae Guide” shall mean the Fannie Mae MBS Selling and Servicing Guide, as the same may hereafter from time to time be amended.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FDIA” shall have the meaning provided in Section 38(d) hereof.
“FDICIA” shall have the meaning provided in Section 38(e) hereof.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

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“FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA Act” shall mean the Federal Housing Administration Act.
“FHA Loan” shall mean a Loan that is eligible to be the subject of an FHA Mortgage Insurance Contract.
“FHA Mortgage Insurance” shall mean mortgage insurance authorized under Sections 203(b), 213, 221(d), 222, and 235 of the FHA Act and provided by the FHA.
“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA to insure a Loan.
“FHA Regulations” shall mean regulations promulgated by HUD under the Federal Housing Administration Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.
“Foreign Buyer” shall have the meaning set forth in Section 5(d) hereof.
“Freddie Mac” shall mean Freddie Mac, or any successor thereto.
“Freddie Mac Guide” shall mean the Freddie Mac Single-Family Seller/Servicer Guide, as the same may hereafter from time to time be amended.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.
“Ginnie Mae” shall mean the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.
“Ginnie Mae Guide” shall mean the Ginnie Mae MBS Guide, as applicable, as the same may hereafter from time to time be amended.
“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be the amount of the corresponding

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liability shown on such Person’s consolidated balance sheet calculated in accordance with GAAP as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Incremental Purchase Price” has the meaning assigned thereto in Section 3(k) hereof.
“Incremental Purchase Price Request” has the meaning assigned thereto in Section 3(k) hereof.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Program Document (b) to the extent not otherwise described in (a), Other Taxes.
“H.15 (519)” means the weekly statistical release designated as such at http://www.federalreserve.gov/releases/h15/update/default.htm, or any successor publication, published by the Board of Governors of the Federal Reserve System.
“Hash Value” shall mean with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with the MERS eRegistry.
“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of a Loan or its portfolio of Loans because of changes in interest rates or in the market value of mortgage loan assets.
“High Cost Loan” shall mean a Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees); or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).
“HUD” shall mean the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.
“Income” shall mean, with respect to any Purchased Asset at any time until such Loan is repurchased by Seller in accordance with the terms of this Agreement, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Purchased Asset or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Asset.
“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price

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of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, provided that, for purposes of this definition, the following shall not be included as “Indebtedness”: loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases, liabilities associated with Seller’s or its Subsidiaries’ securitized Home Equity Conversion Mortgage (HECM) loan inventory where such securitization does not meet the GAAP criteria for sale treatment, obligations under Hedging Arrangements, obligations related to treasury management, brokerage or trading-related arrangements, or transactions for the sale and/or repurchase of Loans, or transactions related to the financing of recoverable servicing advances.
“Indemnified Party” shall have the meaning provided in Section 22(a) hereof.
“Instruction Letter” shall mean a letter agreement between Seller and each Subservicer substantially in the form of Exhibit B attached hereto.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of April 4, 2012, by and among Buyer, Agent, Seller, One Reverse Mortgage, LLC, and the other Creditors (as defined therein), as amended, restated, modified or supplemented and, as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time, and, as the context requires, the Joint Account Control Agreement and the Joint Securities Account Control Agreement.
“Interest Period” shall mean (a) for the purpose of the calculation of the first Price Differential Payment Amount, the period commencing on the Closing Date and ending on the last calendar day of the month in which the Closing Date occurs and (b) for the purpose of the calculation of each subsequent Price Differential Payment Amount, the period commencing on the first calendar day of the month immediately preceding such date and ending on the last calendar day of the month immediately preceding such date.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
“IRS” shall have the meaning set forth in Section 5(d) hereof.
“Joint Account Control Agreement” shall mean the Joint Account Control Agreement, dated as of April 4, 2012, among Buyer, Agent, Seller, One Reverse Mortgage, LLC, the other Creditors (as defined therein) and Deutsche Bank National Trust Company, as paying agent, as amended, restated, modified, or supplemented and as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time.
“Joint Securities Account Control Agreement” shall mean the Joint Securities Account Control Agreement, dated as of April 4, 2012, among Buyer, Agent, Seller, One Reverse Mortgage, LLC, the other Creditors (as defined therein) and Deutsche Bank National Trust Company, as securities intermediary, as amended, restated, modified or supplemented and as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time.

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“Jumbo Loan” shall mean a Loan that has an original principal balance which exceeds Agency Guidelines for maximum general conventional loan amount.
“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Loan” shall mean a First Lien or Second Lien mortgage loan (including an eMortgage Loan) together with the Servicing Rights thereon, which the Custodian has been instructed to hold the related Mortgage File for Buyer pursuant to the Custodial and Disbursement Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.
“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan, including any Cooperative Loan Documents.
“Loan Schedule” shall mean a list in electronic format setting forth as to each Eligible Loan the fields mutually agreed to by Buyer (or Agent on behalf of Buyer) and Seller, any other information reasonably required by Buyer (or Agent on behalf of Buyer) and any other additional applicable information to be provided in the Loan Schedule pursuant to the Custodial and Disbursement Agreement.
“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the Appraised Value of the related Mortgaged Property at origination of such Loan.
“Location” shall mean with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.
“Master Servicer” shall mean, with respect to an eNote, the party that is designated in the MERS eRegistry as the “Master Servicer”, and that in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller.
“Margin Call” shall have the meaning assigned thereto in Section 6(b) hereof.
“Margin Deficit” shall have the meaning assigned thereto in Section 6(b) hereof.
“Market Value” shall mean, with respect to any Purchased Asset as of any date of determination, the whole loan servicing released fair market value of such Purchased Asset on such date as determined in good faith by Agent based on the pricing that Agent (or an Affiliate thereof) uses for comparable mortgage loans and comparable mortgage loan sellers, taking into account such factors as Agent deems appropriate, including, without limitation, available objective indications of value, to the extent deemed by Agent to be reliable and applicable to the related Purchased Asset and Seller. Agent’s good faith determination of Market Value will be conclusive and binding on the parties absent manifest error.
“Massachusetts Subprime Loan” shall mean a Loan to a Mortgagor with a credit score of [***] or less if such Loan is secured by a residence located in Massachusetts or made to a Mortgagor whose primary residence is in Massachusetts.
“Material Adverse Effect” shall mean a material adverse change in Seller’s consolidated financial condition or business operations or Property, or other event which adversely affects Seller’s ability to perform, in all material respects, its obligations, representations, warranties and covenants under the Program Documents to which it is a party, taken as a whole.

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“Maturity Date” shall have the meaning assigned to such term in the Pricing Side Letter.
“Maximum Aggregate Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.
“Maximum Leverage Ratio” shall have the meaning assigned thereto in the Pricing Side Letter.
“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
“MERS eDelivery” shall mean the transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.
“MERS eRegistry” shall mean the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee, Master Servicer, Subservicer (if any) and Location of the Authoritative Copy of registered eNotes.
“MERS Identification Number” shall mean the number permanently assigned to each MERS Loan.
“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note.
“MERS Org ID” shall mean a number assigned by the Electronic Agent that uniquely identifies MERS members, or, in the case of a MERS Org ID that is a “Secured Party Org ID”, uniquely identifies MERS eRegistry members, which assigned numbers for each of Agent, Seller and Custodian have been provided to the parties hereto.
“MERS System” shall mean the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.
“Minimum Adjusted Tangible Net Worth” shall have the meaning assigned to such term in the Pricing Side Letter.
“Minimum Liquidity Amount” shall have the meaning assigned to such term in the Pricing Side Letter.
“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.
“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien or Second Lien, as applicable on the fee simple or leasehold estate in such real property, which secures the Note.
“Mortgage File” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.
“Mortgage Interest Rate” shall mean the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

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“Mortgaged Property” shall mean the real property (including all improvements, buildings and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing repayment of the debt evidenced by a Note or, in the case of any Cooperative Loan, the Cooperative Shares and the Proprietary Lease.
“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.
“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“Net Income” shall mean, for any period, the net income of the applicable Person for such period as determined in accordance with GAAP.
“Nevada Subprime Loan” shall mean a Loan to a Mortgagor with a credit score of [***] or less if such Loan is secured by a residence located in Nevada or made to a Mortgagor whose primary residence is in Nevada.
“Note” shall mean, with respect to any Loan, the related promissory note, including an eNote, together with all riders thereto and amendments thereof or other evidence of such indebtedness of the related Mortgagor. For the avoidance of doubt, with respect to any Loan which is a CEMA Loan, the “Note” with respect to such Loan shall be the CEMA Consolidated Note.
“Non-Qualified Mortgage Loan” shall mean a first lien Mortgage Loan that is not a “qualified mortgage” as defined by 12 CFR 1026.43(e), but which satisfies the Ability to Repay Rule.
“Obligations” shall mean (a) Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller to Buyer, Agent, their Affiliates, or the Custodian arising under, or in connection with, the Program Documents, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or Agent or on behalf of Buyer or Agent pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable out-of-pocket expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or Agent or any Affiliate of Buyer or Agent of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) Seller’s indemnity obligations to Buyer and Agent pursuant to the Program Documents.
“OFAC” shall have the meaning provided in Section 12(aa) hereof.
“Other Connection Taxes” means, with respect to Buyer or any other recipient, Taxes imposed as a result of a present or former connection between Buyer or such other recipient and the jurisdiction imposing such Tax (other than connections arising from Buyer or such other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned an interest in any Purchased Assets).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, assignment, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document, except any such Taxes that are Other

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Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5(i)).
“Outstanding Purchase Price” means, for any Purchased Asset, as of any date of determination, the Purchase Price thereof, as reduced by any amount thereof repaid to Buyer pursuant to the terms of the Agreement and as increased by any Incremental Purchase Price related to such Purchased Asset.
“Permitted Non-Qualified Mortgage Loan” shall have the meaning assigned to such term in the Pricing Side Letter.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 400(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Code.
“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.
“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to [***] per annum, plus the Pricing Rate otherwise applicable to such Loan.
“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).
“Price Differential Payment Amount” shall have the meaning provided in Section 4(d) hereof.
“Price Differential Payment Date” shall mean the sixth (6th) Business Day of each month.
“Pricing Floor” shall have the meaning assigned to such term in the Pricing Side Letter.
“Pricing Rate” shall, as of any date of determination, be equal to the sum of (a) the greater of (i) Term SOFR or, to the extent implemented in accordance with this Agreement, the Benchmark Replacement and (ii) the Pricing Floor plus (b) the Applicable Margin. The Pricing Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the Purchase Date and the Repurchase Date.
“Pricing Side Letter” shall mean the most recently executed pricing side letter, among Seller, Buyer and Agent referencing this Agreement and setting forth the pricing terms and certain additional terms with respect to this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and the terms of which are incorporated herein as if fully set forth.

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“Program Documents” shall mean this Agreement, the Custodial and Disbursement Agreement, any Servicing Agreement, the Pricing Side Letter, any Instruction Letter, the Intercreditor Agreement, the Joint Securities Account Control Agreement, the Joint Account Control Agreement, the Electronic Tracking Agreement, and any other agreement entered into by Seller, on the one hand, and Buyer and/or Agent and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.
“Prohibited Person” shall have the meaning provided in Section 12(aa) hereof.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Proprietary Lease” shall mean a lease on (or occupancy agreement with respect to) a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares or Seller in such Cooperative Unit.
“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to Buyer hereunder.
“Purchase Price” shall mean the price at which Purchased Assets are transferred by Seller to Buyer in a Transaction, which shall be equal to the product of (i) the Applicable Percentage and (ii) the lesser of (A) the outstanding principal amount of the related Purchased Assets and (B) the Market Value of the related Purchased Assets.
“Purchased Assets” shall mean any of the following assets sold by Seller to Buyer in a Transaction on a servicing-released basis and to the extent not repurchased pursuant to the terms of this Agreement: the Loans purchased by Buyer on the related Purchase Date, together with the related Servicing Records, the related Servicing Rights (which were sold by Seller and purchased by Buyer on the related Purchase Date), and with respect to each Loan, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time shall also include Substitute Assets delivered pursuant to Section 16 hereof.
“Purchased Items” shall have the meaning assigned thereto in Section 8(a) hereof.
“QM Rule” shall mean 12 CFR 1026.43(d) or (e), or any successor rule or regulation, including all applicable official staff commentary.
“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each applicable state in which Mortgaged Property it insures is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac, if required, and which is approved by Buyer (or Agent on behalf of Buyer).
“Qualified Mortgage” shall mean a Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.
“Qualified Originator” shall mean an originator of Loans which is acceptable under the Agency Guidelines.
“Rate Change Notice” shall have the meaning assigned thereto in Section 3(g).

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“Reacquired Assets” shall have the meaning assigned thereto in Section 16.
“Recognition Agreement” shall mean, with respect to a Cooperative Loan, an agreement executed by a Cooperative Corporation which, among other things, acknowledges the lien of the Mortgage on the Mortgaged Property in question.
“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Asset.
“Register” shall have the meaning provided in Section 36(d) hereof.
“Regulation T, U or X” shall mean Regulation T, U or X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Related Security” shall have the meaning assigned thereto in Section 8(a) hereof.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Representatives” shall have the meaning set forth in Section 39(a).
“Repurchase Date” shall mean the date on which Seller is to repurchase the Purchased Assets subject to a Transaction from Buyer which shall be the earliest of (i) the Termination Date, (ii) the date set forth in the applicable Confirmation, if any, or (iii) any date determined by application of the provisions of Section 3(i), Section 3(j), Section 15 or Section 19.
“Repurchase Price” shall mean the sum of (i) the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Outstanding Purchase Price for such Purchased Assets and (ii) the outstanding Price Differential as of such date of determination.
“Required Delivery Item” shall have the meaning assigned thereto in Section 3(a) hereof.
“Required Delivery Time” shall have the meaning assigned thereto in Section 3(a) hereof.
“Required Purchase Time” shall have the meaning assigned thereto in Section 3(e) hereof.
“Required Recipient” shall have the meaning assigned thereto in Section 3(a) hereof.
“Requirement of Law” shall mean as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law.

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“Responsible Officer” shall mean, as to any Person, the chief executive officer, general counsel or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such matter.
“Review Appraisal” shall mean a review whereby a licensed appraiser reviews available information with respect to the related Mortgaged Property including, without limitation, exterior only pictures and multiple listing service data to assign a value with respect to such Mortgaged Property.
“RHS Loan” shall mean a Loan originated in accordance with the Rural Housing Service Section 502 Single Family Housing Guaranteed Loan Program, which Loan is subject to a Rural Housing Service Guaranty commitment and eligible for delivery to an Agency for sale or inclusion in a mortgage backed securities loan pool.
“Rural Housing Service” or “RHS” shall mean the Rural Housing Service of the U.S. Department of Agriculture or any successor.
“Rural Housing Service Approved Lender” shall mean a lender which is approved by Rural Housing Service to act as a lender in connection with the origination of RHS Loans.
“Rural Housing Service Guaranty” shall mean with respect to a RHS Loan, the agreements evidencing the guaranty of such Loan by the Rural Housing Service.
“Rural Housing Service Regulations” shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the Rural Housing Service and applicable to (i) the origination and servicing of RHS Loans and (ii) the issuance and validity of Rural Housing Service Guaranties, in each case as such regulations, guidelines, instructions, policies and procedures may be revised or modified and in effect from time to time.
“Schwab Product Loan” shall mean a Loan that is originated by Seller pursuant to its arrangement with Charles Schwab Bank in accordance with the Mortgage Loan Type matrix dated December 31, 2023, attached as Exhibit 1 (as amended) to the Fourth Amended and Restated Origination Assistance Agreement dated December 31, 2023, as the Mortgage Loan Type matrix may be amended, supplemented or otherwise modified from time to time, and with the prior written consent of Buyer, but excluding home equity loans thereunder.
“SEC” shall have the meaning set forth in Section 39(c).
“Second Lien” shall mean with respect to a Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a second priority lien on such Mortgaged Property.
“Second Lien Loan” shall mean a closed end Loan that is secured by a Second Lien for a fixed amount drawn at closing on the related Mortgaged Property and was underwritten to Seller’s related closed end second Underwriting Guidelines.
“Second Lien Loan Concentration Limit” shall have the meaning assigned to such term in the Pricing Side Letter.
“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered

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by a creditor that is an owner or an assignee of a Loan to the related Mortgagor within thirty (30) days after the date on which such Loan is sold or assigned to such creditor.
“Security” shall mean a fully-modified pass-through mortgage-backed security, including a participation certificate, that is (i) (a) guaranteed by Ginnie Mae or (b) issued by Fannie Mae or Freddie Mac and (ii) backed or collateralized by, or representing an interest in, a pool of Loans.
“Security Agreement” shall mean the specific security agreement creating a security interest on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.
“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit D attached hereto.
“Seller Termination” shall have the meaning assigned thereto in Section 3(j) hereof.
“Servicer” shall mean Seller in its capacity as servicer or master servicer of such Loans or such other servicer as mutually acceptable to Buyer (or Agent on behalf of Buyer) and Seller.
“Servicing Agent” shall mean with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.
“Servicing Agreement” shall have the meaning provided in Section 40(c) hereof.
“Servicing File” shall mean with respect to each Loan, the file retained by Seller (in its capacity as Servicer) consisting of all documents that a prudent servicer would have, including copies of all documents necessary to service the Loans.
“Servicing Records” shall have the meaning assigned thereto in Section 40(b) hereof.
“Servicing Rights” shall mean contractual, possessory or other rights of Seller or any other Person, whether arising under the Servicing Agreement, the Custodial and Disbursement Agreement or otherwise, to administer or service a Purchased Asset or to possess related Servicing Records.
“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Special Confidential Information” shall have the meaning set forth in Section 39(b).
“Subservicer” shall have the meaning provided in Section 40(c) hereof.
“Subservicer Field” shall mean, with respect to an eNote, the field entitled, “Subservicer” in the MERS eRegistry.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly

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owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Substitute Assets” shall have the meaning assigned thereto in Section 16.
“Takeout Commitment” shall mean, with respect to any Loan, (i) a commitment issued by a Takeout Investor in favor of Seller pursuant to which such Takeout Investor agrees to purchase such Loan or a Security at a specific price on a forward delivery basis, (ii) an assignable commitment (where available) issued by an Agency in favor of Seller pursuant to which such Agency, as applicable, agrees to (a) purchase such Loan at a specific or formula price on a forward delivery basis or (b) swap, exchange or sell one or more identified Loans with an Agency for a Security, and (iii) an assignable commitment (where available) issued by a Takeout Investor in favor of Seller pursuant to which the Takeout Investor, as applicable, agrees to purchase a Security from Seller.
“Takeout Investor” shall mean a third party which has agreed to purchase Loans or Securities pursuant to a Takeout Commitment.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, with respect to any Transaction for any day, the Term SOFR Reference Rate for a one month tenor, as such rate is published by the Term SOFR Administrator for such day; provided, however, that if as of 5:00 p.m. (New York City time) the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent following consultation with Seller).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Termination Date” shall mean the earliest of (i) the Maturity Date, (ii) a Seller Termination, (iii) at the option of Buyer (or Agent on behalf of Buyer), the date determined by application of Section 18, or (iv) such date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
“Transaction” shall have the meaning assigned thereto in Section 1.
“Transaction Notice” shall mean a written or electronic request by Seller delivered to Agent to enter into a Transaction hereunder, which may be delivered electronically in the form of a Loan Schedule.
“Transfer” shall have the meaning provided in Section 13(l) hereof.
“Transfer of Control” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.

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“Transfer of Control and Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
“Transfer of Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.
“Transfer of Servicing” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Master Servicer or Subservicer (if any) of such eNote.
“Transferable Record” shall mean an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“Trust Receipt” shall have the meaning provided in the Custodial and Disbursement Agreement.
“UETA” shall mean the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unauthorized Servicing Modification” shall mean, with respect to an eNote, a Transfer of Location, a Transfer of Servicing or a change in any other information, status or data initiated by the Master Servicer, Subservicer (if any) or a Vendor of the Master Servicer or Subservicer (if any) with respect to such eNote on the MERS eRegistry.
“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Underwriting Guidelines” shall mean any underwriting guidelines (in addition to the Agency Guidelines) of Seller applicable to the Loans, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“USC” shall mean the United States Code, as amended.
“U.S. Tax Compliance Certificate” shall have the meaning assigned thereto in Section 5(d) hereof.
“U.S. Treasury Securities” shall mean securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America issued by the U.S. Treasury, the obligations of which are backed by the full faith and credit of the United States of America, which qualify under § 1.860G-2(a)(8) of the Treasury Regulations.

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“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Loan” a Loan that is eligible to be the subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement.
“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Serviceman’s Readjustment Act, as amended.
“Vendor” shall mean, with respect to an eNote, a party recognized by MERS as a “vendor” authorized to perform certain MERS eRegistry transactions on behalf of a MERS eRegistry participant.
“Wet Aged Report” shall have the meaning assigned thereto in Section 3(f)(ii) hereof.
“Wet-Ink Loan” shall mean a Loan that is closed in part, either directly or indirectly, with the Purchase Price paid by Buyer for such Loan and (a) for which Custodian has not yet received a complete Mortgage File, or (b) such Loan is an eMortgage Loan. A Loan shall cease to be a Wet-Ink Loan on the date on which Agent has received a Loan Schedule and Exception Report from Custodian with respect to such Loan confirming that Custodian has physical possession (or Control with respect to eMortgage Loans) of the related Mortgage File (as defined in the Custodial and Disbursement Agreement) and that there are no Exceptions (as defined in the Custodial and Disbursement Agreement) with respect to such Loan. No Loan that is fully table funded by Seller or any third party shall be eligible as a Wet-Ink Loan under this Agreement.
“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Loan is the Purchased Asset. A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Loan ceases to be a Wet-Ink Loan (in accordance with the definition thereof).
(a)Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer or Agent hereunder shall be prepared, in accordance with GAAP.
(b)Interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning, including when defined in the singular and used in the plural or vice versa. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission, electronic mail and any means of reproducing words in a tangible and visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this

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Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. Reference to a day of the month shall mean calendar day unless Business Day is explicitly specified. Reference to a time of day shall mean United States Eastern Time unless otherwise specified.
This Agreement is the result of negotiations between, and has been reviewed by counsel to, Buyer, Agent and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer (or Agent on behalf of Buyer) may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of discretion or judgment by Buyer or Agent shall not be construed to require Buyer or Agent to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.
3.THE TRANSACTIONS
(a)Transaction Requests. Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the Committed Amount, and may in its sole discretion, with respect to the Uncommitted Amount, from time to time, enter into Transactions with an aggregate Purchase Price for all Purchased Assets acquired by Buyer and subject to outstanding Transactions at any one time not to exceed the Maximum Aggregate Purchase Price. Notwithstanding anything contained herein to the contrary, Buyer shall have the obligation to enter into Transactions with an aggregate Outstanding Purchase Price of up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. Unless otherwise agreed to between Buyer (or Agent on behalf of Buyer) and Seller in writing, all purchases of Eligible Loans subject to outstanding Transactions at any one time shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. Buyer shall not have the right, however, to terminate any Transactions with respect to the Uncommitted Amount after the Purchase Date until the related Repurchase Date. Unless otherwise agreed, with respect to any Loan other than a Wet-Ink Loan, Seller shall request that Buyer enter into a Transaction with respect to any Purchased Asset by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Loans	(i) a Transaction Notice, appropriately completed, and (ii) a Loan Schedule	No later than 11:00 a.m. (Eastern Time) on the Business Day of the requested Purchase Date	Agent	No later than 5:00 p.m. (Eastern Time) on the requested Purchase Date
	(i) a Loan Schedule and (ii) the Mortgage File for each Loan proposed to be included in such Transaction	No later than 2:00 p.m. (Eastern Time) on the Business Day of the requested Purchase Date	Custodian

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(b)Additional eNote Requirements. In addition to the foregoing, with respect to each eNote Seller shall cause (on or prior to 2:00 p.m. Eastern Time on the requested Purchase Date), (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Buyer (or Agent on behalf of Buyer), (iii) the Location status of the related eNote to be transferred to Custodian, (iv) the Delegatee status of the related eNote to be transferred to Custodian, (v) the Master Servicer status of the related eNote to be transferred to Seller and (vi) the Subservicer status of the related eNote to be transferred to Seller, in each case using MERS eDelivery and the MERS eRegistry.
(c)Buyer Confirmation. Buyer (or Agent on behalf of Buyer) will confirm the terms of the requested Transaction, including the proposed Purchase Date, Purchase Price and Pricing Rate, by sending to Seller, in electronic or other format, a “Confirmation,” no later than 12:30 p.m. on the requested Purchase Date, which will be confirmed electronically (by email or otherwise) by Seller prior to Buyer entering into such Transaction. Any such Transaction Notice and the related Confirmation, together with this Agreement, shall constitute conclusive evidence, absent manifest error, of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Transaction Notice and Confirmation, if any, relates. By entering into a Transaction with Buyer, Seller consents to the terms set forth in any related Confirmation.
(d)Custodian Responsibilities. Pursuant to the Custodial and Disbursement Agreement, the Custodian shall review the applicable documents in the applicable Mortgage Files delivered prior to 2:00 p.m. (Eastern Time) by Seller on any Business Day on the same day. Not later than 3:00 p.m. (Eastern Time) on each Business Day, the Custodian shall deliver to Agent, via Electronic Transmission acceptable to Agent, the Custodial Loan Transmission showing the status of all Loans then held by the Custodian, including but not limited to an Exception Report showing all Loans which are subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 5(a) or 7(a) of the Custodial and Disbursement Agreement. In addition, in accordance with the Custodial and Disbursement Agreement the Custodian shall deliver to Buyer upon the initial Transaction, a Trust Receipt with a Custodial Loan Transmission attached thereto. Each Custodial Loan Transmission subsequently delivered by the Custodian to Agent shall supersede and cancel the Custodial Loan Transmission previously delivered by the Custodian to Agent under the Custodial and Disbursement Agreement, and shall replace the Custodial Loan Transmission that is then appended to the Trust Receipt and shall control and be binding upon Buyer, Seller, and the Custodian. The Trust Receipt shall be delivered in accordance with the terms of the Custodial and Disbursement Agreement. Notwithstanding the foregoing, to the extent of any conflict between this paragraph and the terms of the Custodial and Disbursement Agreement regarding the responsibilities of the Custodian and timing thereof (including with respect to the review of the Mortgage File relating to any eMortgage Loan), the terms of the Custodial and Disbursement Agreement shall control.
(e)Consummation of Purchases. Upon Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and 9(b) have been met, and provided no Default shall have occurred and be continuing, not later than the

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required time on the requested Purchase Date set forth in the table above (the “Required Purchase Time”) purchase the Eligible Loans included in the related Transaction Notice by transferring, via wire transfer (pursuant to wire transfer instructions provided by Seller on or prior to such Purchase Date) in immediately available funds, the Purchase Price. Seller acknowledges and agrees that the Purchase Price paid in connection with any Purchased Asset that is purchased in any Transaction includes a premium allocable to the portion of such Purchased Asset that constitutes the related Servicing Rights. The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to this Agreement within the meaning of section 101(47)(A)(v) of the Bankruptcy Code.
(f)Wet-Ink Requirements. With respect to any request for a Wet-Ink Transaction, the provisions of this Section 3(f) shall be applicable (and shall supersede any provisions of general applicability otherwise set forth in this Section 3).
(i)Unless otherwise agreed, Seller shall request that Buyer enter into a Wet-Ink Transaction with respect to any Purchased Asset that is a Wet-Ink Loan by delivering to Agent a Transaction Notice, appropriately completed, and to Agent and Custodian a Loan Schedule by 4:00 p.m. Eastern Time on the Business Day of the requested Purchase Date.
(ii)On the requested Purchase Date for a Wet-Ink Transaction, Seller may deliver to Agent with a copy to Custodian, no more than five (5) transmissions. The latest transmission must be received by Agent no later than 4:00 p.m. Eastern Time, on such Purchase Date. Such Transaction Notice shall specify the requested Purchase Date.
(iii)Seller shall deliver (or cause to be delivered) and release to Custodian the Mortgage File pertaining to each such Wet-Ink Loan subject to the requested Transaction on or before the date that is fourteen (14) calendar days following the applicable Purchase Date in accordance with the terms and conditions of the Custodial and Disbursement Agreement. Subject to the terms of the Custodial and Disbursement Agreement, on the applicable Purchase Date and on each Business Day following the applicable Purchase Date, no later than 5:00 p.m., Eastern Time, pursuant to the Custodial and Disbursement Agreement, Custodian shall deliver to Agent and Seller by email a schedule listing each Wet-Ink Loan subject to a Transaction with respect to which the complete Mortgage File has not been received by Custodian (the “Wet-Aged Report”). Agent may confirm that the information in the Wet-Aged Report is consistent with the information provided to Agent pursuant to Section 3(f)(iii).
(iv)Upon Seller’s request for a Transaction pursuant to Section 3(f)(iii), Buyer shall (with respect to the Committed Amount) and may (with respect to the Uncommitted Amount), upon satisfaction of all conditions precedent set forth in this Section 3 and in Sections 9(a) and 9(b), and provided that no Default or Event of Default shall have occurred and be continuing, enter into a Transaction with Seller on the requested Purchase Date, in the amount so requested.
(v)Subject to this Section 3 and Sections 9(a) and 9(b), the Purchase Price will be made available by Custodian transferring at the direction of Buyer (or Agent on behalf of

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Buyer), via wire transfer, the amount of such Purchase Price from the account of Buyer maintained with Custodian to the account of the designated Closing Agent pursuant to disbursement instructions provided by Seller on the electronic system maintained by Custodian; provided, however, that (i) Buyer (or Agent on behalf of Buyer) has been provided such disbursement instructions and shall not have rejected, in its reasonable discretion, any wiring location, (ii) Custodian shall not, in any event, (A) transfer funds to Seller or any Affiliate of Seller (other than Amrock, Inc. or one of its Subsidiaries in its capacity as Closing Agent) or (B) transfer funds in excess of the original principal balance of the related Wet-Ink Loan. Upon notice from the Closing Agent to Seller that the related Wet-Ink Loan was not originated, the Wet-Ink Loan shall be removed from the list of Eligible Loans and the Closing Agent shall immediately return the funds via wire transfer to the account of Buyer maintained with Custodian. Seller shall notify Agent if a Wet-Ink Loan was not originated and has been removed from the list of Eligible Loans.
(g)Notwithstanding anything to the contrary herein or in any other Program Document, upon the occurrence of a Benchmark Transition Event or a mutually agreed upon Early Opt-in Election, Agent shall promptly deliver a notice to Seller (the “Rate Change Notice”), whereupon Term SOFR from the date specified in such notice (which shall be no sooner than ninety (90) days following the date of such notice until such time as the notice has been withdrawn by Buyer, (“Benchmark Transition Start Date”), shall be a Benchmark Replacement, (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein), together with any proposed Benchmark Replacement Conforming Changes as determined by Buyer in its commercially reasonable discretion prior to the applicable Benchmark Transition Start Date. No replacement of Term SOFR with a Benchmark Replacement pursuant to this Section 3(g) will occur prior to the applicable Benchmark Transition Start Date. The Benchmark Replacement will be determined: (i) by Buyer with due consideration to the then prevailing market practice for determining a rate of interest for newly originated commercial loans in the United States and in a manner and format consistent with Agent’s established business practices relating to entities similar to Buyer and to purchased assets similar to the Loans, and may reflect appropriate mathematical or other adjustments to account for the transition from Term SOFR to the Benchmark Replacement (including any Benchmark Replacement Conforming Changes) and (ii) following consultation with Seller. In the event that Seller determines that either the Benchmark Replacement or the Benchmark Replacement Conforming Changes are unacceptable, Seller shall provide notice of same to Buyer within seventy-five (75) days of receipt of the Rate Change Notice and Seller shall have the right to terminate this Agreement, prior to the effective date specified in the Rate Change Notice, without the imposition of any form of penalty, breakage costs or exit fees. In the event that Seller elects to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer and Agent, prior to the effective date specified in the Rate Change Notice. In the event that Seller does not (i) provide notice that either the Benchmark Replacement or the Benchmark Replacement Conforming Changes are unacceptable within seventy-five (75) days of receipt of the Rate Change Notice, or (ii) pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, prior to the effective date specified in the Rate Change Notice, then the Benchmark Replacement or the Benchmark Replacement Conforming Changes shall become effective on the date specified in the Rate Change Notice.
(h)Upon Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, Seller may revoke any request for a proposed Transaction to be entered into during any Benchmark Unavailability Period.
(i)Obligation to Repurchase. Seller shall repurchase, and Buyer shall sell, Purchased Assets from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any

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prior or intervening liquidation or foreclosure with respect to any Purchased Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Asset). Upon receipt of the Repurchase Price in full therefor and provided that no Default or Event of Default shall have occurred and be continuing, Buyer is obligated to deliver (or cause its designee to deliver) physical possession of the Purchased Assets (or Control with respect to eMortgage Loans) to Seller or its designee on the related Repurchase Date. Upon such transfer of the Loans back to Seller, ownership of each Loan, including each document in the related Mortgage File and Records, is vested in Seller. Notwithstanding the foregoing, if such release and termination gives rise to or perpetuates a Margin Deficit, Buyer (or Agent on behalf of Buyer) shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6(b), following which Buyer shall promptly perform its obligations as set forth above in this Section 3(i).
(j)Optional Repurchases. Notwithstanding anything herein to the contrary, Seller shall have the right to repurchase any or all of the Purchased Assets at any time upon one (1) Business Days’ prior notice to Agent, without incurring breakage fees (any such date being deemed a Repurchase Date for the applicable Purchased Assets). Seller may, without cause and for any reason whatsoever, terminate this Agreement and effectuate a repurchase of all Purchased Assets then subject to Transactions at the related aggregate Repurchase Price (a “Seller Termination”); provided that Seller shall remit the Repurchase Price for such Purchased Assets and satisfy all other outstanding Obligations within one (1) Business Day of such Repurchase Date. Seller hereby acknowledges and agrees that upon the occurrence of a Seller Termination, Seller shall not be entitled to repayment or reimbursement of any fees, costs or expenses paid by Seller to Buyer or Agent under this Agreement or any other Program Document, unless otherwise expressly provided for under this Agreement.
(k)To the extent that the product of the Applicable Percentage and the lesser of (i) the Market Value or (ii) the outstanding principal amount of any Purchased Mortgage Loan is greater than the Outstanding Purchase Price for such Purchased Mortgage Loan, Seller may request (an “Incremental Purchase Price Request”) that Buyer transfer an additional purchase price amount less than or equal to the positive difference between (i) the product of the Applicable Percentage and the lesser of (A) the Market Value or (B) the outstanding principal amount of such Purchased Mortgage Loan and (ii) the Outstanding Purchase Price for such Purchased Mortgage Loan (each such additional purchase price amount, an “Incremental Purchase Price”). Each Incremental Purchase Price Request and Buyer’s transfer of the applicable Incremental Purchase Price shall constitute a Transaction under this Agreement and will be subject to all conditions precedent and other terms required to be satisfied prior to execution of each such Transaction under this Agreement.
4.PAYMENTS; COMPUTATION
(a)Payments. Except to the extent otherwise provided herein, all payments to be made by Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer in accordance with the wire instructions set forth on Exhibit C hereto, not later than 2:00 p.m., Eastern Time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
(b)Prepayment: Seller may remit to Buyer funds up to the then Outstanding Purchase Price to be applied as of the date such funds are received by Buyer towards the aggregate Outstanding Purchase Price of Purchased Assets subject to outstanding Transactions in such manner as designated by Seller. The Price Differential shall be applied, and shall accrue on the Purchase Price then outstanding, after such application of such funds as provided in the preceding sentence, subject to Section 4(c) below. Buyer shall credit the

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entire amount of such prepayment to the Outstanding Purchase Price and not to any accrued Price Differential if such prepayment of Repurchase Price is made by Seller on a day other than the Termination Date. For the avoidance of doubt, upon any such prepayment and repurchase of Purchased Assets, the obligations of Seller under this Agreement with respect to such Purchased Assets shall be released and any lien, encumbrance or security interest of Buyer in the related Servicing Rights shall be released, subject only to obligations set forth in this Agreement which survive the termination of this Agreement; provided, further, that Seller shall not be subject to any fees or penalties in connection with such prepayment and repurchase (including but not limited to excess fees, non-usage fees, breakage fees, etc.).
(c)Computations. The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
(d)Price Differential Payment Amount. Seller hereby promises to pay to Buyer, Price Differential on the unpaid Repurchase Price of each Transaction for the period from and including the Purchase Date of such Transaction to but excluding the Repurchase Date of such Transaction; provided, that in no event shall the Pricing Rate used to calculate the Price Differential exceed the maximum rate permitted by law. Accrued and unpaid Price Differential on each Transaction shall be payable monthly on the Price Differential Payment Date. On a calendar monthly basis and on the Termination Date, Buyer (or Agent on behalf of Buyer) shall determine the total accrued and unpaid Price Differential (the “Price Differential Payment Amount”) during the preceding calendar month for all Purchased Assets subject to all outstanding Transactions during such period (or with respect to the initial period, from the Effective Date through the end of the calendar month in which the Effective Date occurs, and with respect to the Termination Date, during the period from the date through which the last Price Differential Payment Amount calculation was made to the Termination Date). Four (4) Business Days prior to the Price Differential Payment Date, Buyer (or Agent on behalf of Buyer) shall provide written notice to Seller of the Price Differential Payment Amount and of its calculation of such Price Differential Payment Amount. All payments shall be made to Buyer in Dollars, in immediately available funds.
5.TAXES; TAX TREATMENT
(a)All payments made by Seller to Buyer or a Buyer assignee under this Agreement or under any Program Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes, except as required by applicable law. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable to Buyer or Buyer assignee (as determined in the good faith discretion of Seller), Seller shall: (i) make such deduction or withholding; (ii) pay the full amount so deducted or withheld to the appropriate Governmental Authority in accordance with the requirements of the applicable law or regulation not later than the date when due; and (iii) deliver to Agent or Buyer’s assignee, promptly, the original or a certified copy of tax receipts and other evidence satisfactory to Agent of the payment when due of the full amount of such Taxes. And, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) Buyer or Buyer’s assignee receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)Seller agrees to indemnify Buyer or any Buyer assignee, promptly on reasonable demand, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or

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attributable to amounts payable under this Section 5) payable or paid by Buyer or such Buyer assignee or required to be withheld or deducted from a payment to Buyer or such Buyer assignee and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Seller by Buyer or such Buyer assignee shall be conclusive absent manifest error.
(d)Buyer or Buyer assignee that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Program Document shall deliver to Seller and Agent, at the time or times reasonably requested by Seller or Agent, such properly completed and executed documentation reasonably requested by Seller or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or Buyer assignee, if reasonably requested by Seller or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller or Agent as will enable Seller or Agent to determine whether or not Buyer or Buyer assignee is subject to backup withholding or information reporting requirements. To the extent Buyer or Buyer assignee that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to Seller or Agent on or about the date on which such Buyer or Buyer assignee becomes Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller or Agent), executed copies of United States Internal Revenue Service (“IRS”) Form W-9 certifying that such Buyer or Buyer assignee is exempt from U.S. federal backup withholding tax. To the extent Buyer or Buyer assignee is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Foreign Buyer”), such Foreign Buyer or Foreign Buyer assignee shall provide Seller whichever of the following is applicable: (I) in the case of such Foreign Buyer or Foreign Buyer assignee claiming the benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or W-8BEN-E or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to a zero percent or reduced rate of U.S. federal income withholding tax on payments made hereunder, (II) executed copies of IRS Form W-8ECI or any successor form prescribed by the IRS, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (III) in the case of such Foreign Buyer or Foreign Buyer assignee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Buyer or Foreign Buyer assignee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Seller described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, or (IV) to the extent Foreign Buyer or Foreign Buyer assignee is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable. Foreign Buyer or Foreign Buyer assignee shall, to the extent it is legally entitled to do so, deliver to Seller and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Buyer or Foreign Buyer assignee becomes Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller or Agent to determine the withholding or deduction required to be made. If a payment made to Buyer or Buyer assignee under any Program Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer or Buyer assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or Buyer assignee shall deliver to Seller or Agent at the time or times prescribed by law and at such time or times reasonably requested by Seller or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller or Agent as may be necessary for Seller and Agent to comply with their obligations under FATCA and to determine that such Buyer or Buyer assignee has complied with such Buyer or Buyer assignee’s obligations

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under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Foreign Buyer or Foreign Buyer assignee agrees that upon learning that the information on any tax form or certification it previously delivered is inaccurate or incorrect in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(e)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 5 shall survive the termination of this Agreement and any assignment of rights by, or the replacement of, Buyer or a Buyer assignee, or Agent and the repayment, satisfaction or discharge of all obligations under any Program Document. Nothing contained in this Section 5 shall require Buyer or Agent to make available any of its tax returns or other information that it deems confidential or proprietary.
(g)Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.
6.MARGIN MAINTENANCE
(a)Buyer (or Agent on behalf of Buyer) determines the Market Value of the Purchased Assets at such intervals as determined by Buyer (or Agent on behalf of Buyer) in its good faith discretion consistent with its valuation practices for similar loans being sold by sellers similar to Seller; provided, however, that Seller may request that Buyer provide reasonable detail regarding its determination of Market Value, as well as to demonstrate that such Market Value has been determined in accordance with the definition thereof. Buyer (or Agent on behalf of Buyer) shall have the right, at any time, and at its own expense, to obtain an updated appraisal on any Loan or Loans.
(b)If at any time the aggregate Purchase Price for all Purchased Assets subject to outstanding Transactions is greater than the aggregate sum of the product of (i) the Applicable Percentage and (ii) the lesser of (A) the Market Value and (B) the outstanding principal amount for each Purchased Asset then

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subject to a Transaction (such excess, a “Margin Deficit”), in an amount greater than [***], then subject to the last sentence of this paragraph, Buyer (or Agent on behalf of Buyer) may, by notice to Seller (a “Margin Call”), require Seller to transfer to Buyer cash or Substitute Assets approved by Buyer (or Agent on behalf of Buyer) in its sole discretion in an amount sufficient to cure such Margin Deficit. If Buyer (or Agent on behalf of Buyer) delivers a Margin Call to Seller on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall transfer the required amount of cash or Substitute Assets to Buyer no later than 5:00 p.m. (New York City time) on the [***] Day. In the event Buyer (or Agent on behalf of Buyer) delivers a Margin Call to a Seller after 10:00 a.m. (New York City time) on any Business Day, Seller will be required to transfer the required amount of cash or Substitute Assets no later than 5:00 p.m. (New York City time) on the date that is [***] after Seller’s receipt of such Margin Call. Notwithstanding the foregoing, provided that no Default or Event of Default shall have occurred and be continuing, Buyer (or Agent on behalf of Buyer) shall not require Seller to satisfy a Margin Call and no Margin Call shall be required to be made unless the Margin Deficit shall equal or exceed [***], as determined by Buyer (or Agent on behalf of Buyer) in its reasonable, good faith discretion.
(c)Buyer’s (or Agent’s on behalf of Buyer) election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit will not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.
(d)Any cash transferred to Buyer pursuant to Section 6(b) above will be applied to the repayment of the Repurchase Price of outstanding Transactions pursuant to Section 4(b) and any Substitute Assets will be deemed to be Purchased Assets.
7.INCOME PAYMENTS
(a)Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, such Income shall be the property of Buyer. Seller shall (i) segregate all Income collected by or on behalf of Seller on account of the Purchased Assets and shall hold such Income in trust for the benefit of Buyer that is clearly marked as such in Seller’s records and (ii) upon an Event of Default that has occurred and is continuing, Seller shall directly remit such Income to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date.
(b)Notwithstanding anything to the contrary set forth herein, upon receipt by Seller of any prepayment of principal in full with respect to a Purchased Asset, Seller shall (i) provide prompt written notice to Agent of such prepayment, and (ii) remit such amount to Buyer and Buyer shall apply such amount received by Buyer plus accrued interest on such amount against the Repurchase Price of such Purchased Asset pursuant to Sections 4(a) and 6(d) but not on a pro rata basis.
8.SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT
(a)On each Purchase Date, Seller hereby sells, assigns and conveys to Buyer all rights and interests in the Purchased Items (as defined below) identified on the related Loan Schedule. Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets (other than for accounting and tax purposes) and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum characterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, and in any event, Seller hereby grants Buyer a fully perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired, until the related Purchased Assets are repurchased by Seller:

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(i)all Purchased Assets, including all related cash and Substitute Assets provided pursuant to Section 6 and held by or under the control of Buyer, identified on a Transaction Notice or related Loan Schedule delivered by Seller to Agent and the Custodian from time to time;
(ii)any Agency Security or right to receive such Agency Security when issued in each case only to the extent specifically backed by any of the Purchased Assets;
(iii)the Program Documents (to the extent such Program Documents and Seller’s rights thereunder relate to the Purchased Assets);
(iv)any other collateral pledged to secure, or otherwise specifically relating to, such Purchased Assets, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto;
(v)the related Records, the related Servicing Records, and the related Servicing Rights relating to such Purchased Assets;
(vi)all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the related Mortgage File or Servicing File;
(vii)all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the related Mortgage File or Servicing File;
(viii)all Income relating to such Purchased Assets;
(ix)all mortgage guaranties and insurance (including FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and any related Rural Housing Service Guarantees (if any)) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Assets and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing;
(x)all interests in real property collateralizing any Purchased Assets;
(xi)all other insurance policies and insurance proceeds relating to any Purchased Assets or the related Mortgaged Property and all rights of Seller to receive from any third party or to take delivery of any of the foregoing;
(xii)any purchase agreements or other agreements, contracts or Takeout Commitments to the extent specifically related to Purchased Assets subject to a Transaction (including the rights to receive the related takeout price and the portion of the Security related to Purchased Assets subject to a Transaction as evidenced by such Takeout Commitments) to the extent relating to or constituting any or all of the foregoing and all rights to receive copies of documentation relating thereto;

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(xiii)all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds, all to the extent specifically relating to or constituting any or all of the foregoing; and
(xiv)any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).
Seller acknowledges that it has no rights to the Servicing Rights related to the Purchased Assets, until the related Purchased Assets are repurchased by Seller. Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that Seller is deemed to retain any residual Servicing Rights, Seller grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the Servicing Rights as indicated hereinabove. In addition, Seller, in its capacity as Servicer, further grants, assigns and pledges to Buyer a first priority security interest in and to all documentation and rights to receive documentation related to the Servicing Rights and the servicing of each of the Purchased Assets, and all Income related to the Purchased Assets received by Seller, in its capacity as Servicer, and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Security”). The Related Security is hereby pledged as further security for Seller’s Obligations to Buyer hereunder. The foregoing provisions are intended to constitute a security agreement, securities contract or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
Notwithstanding the foregoing, “Purchased Items” described under clauses (ix), (xi) and (xii), above, shall not include and the security interest granted under this Section 8(a) shall not attach to any contract, agreement or other document if (but only if, and to the extent that) the grant of a security interest therein would constitute a violation or breach of any restriction, create a right of termination in favor of a third party or result in the invalidation of such contract, agreement or other document (each such potential violation, breach, termination right, and invalidation being referred to as an “Anti-Assignment Provision”) and prior to the related Purchase Date, Seller identifies such contract, agreement or other document as being subject to an Anti-Assignment Provision, provided that, with respect to any Anti-Assignment Provision, such exclusion from the Purchased Items shall only be effective so long as such Anti-Assignment Provision is not rendered unenforceable under Sections 9-401, 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law. Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Assets and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.
(b)At any time and from time to time, upon the written request of Buyer (or Agent on behalf of Buyer), and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer (or Agent on behalf of Buyer) may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. Seller also hereby authorizes Buyer (or Agent on behalf of Buyer) to file any such financing or continuation statement to the extent permitted by applicable law. This Agreement shall constitute a security agreement under applicable law.

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(c)Seller shall provide notice to Agent no later than thirty (30) Business Days after any of the following occurs: (i) any change its name or corporate structure (or the equivalent), or (ii) reincorporation or reorganization under the laws of another jurisdiction and deliver to Agent all Uniform Commercial Code financing statements and amendments thereto as Agent shall request and taken all other actions deemed reasonably necessary by Agent to continue its perfected status in the Purchased Items with the same or better priority.
(d)Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of protecting, preserving and realizing upon the Purchased Items, carrying out the terms of this Agreement, taking any and all appropriate action and executing any and all documents and instruments which may be necessary or desirable to protect, preserve and realize upon the Purchased Items, accomplishing the purposes of this Agreement, and filing such financing statement or statements relating to the Purchased Items as Agent at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:
(i)in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer or Agent for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;
(ii)to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;
(iii)(A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer (or Agent on behalf of Buyer) shall direct, including, without limitation, to send “goodbye” letters on behalf of Seller and any applicable Servicer and Section 404 Notices; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer (or Agent on behalf of Buyer) may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s (or Agent’s on behalf of Buyer) option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer (or Agent on behalf of Buyer) deems necessary to protect, preserve or realize upon the Purchased Items

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and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.
Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder.
Seller also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 18 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.
(e)The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
(f)If Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer or Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to Buyer or Agent on demand and shall constitute Obligations.
(g)All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.
9.CONDITIONS PRECEDENT
(a)As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer (or Agent on behalf of Buyer) and duly executed by each party thereto (as applicable):
(i)Program Documents. The Program Documents duly executed and delivered by Seller thereto and being in full force and effect, free of any modification, breach or waiver.
(ii)Organizational Documents. A good standing certificate and certified copies of the limited liability company agreement (or equivalent documents) of Seller, in each case, dated as of a recent date, but in no event more than ten (10) days prior to the Closing Date and resolutions or other corporate authority for Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller, as the context may require to the contrary).
(iii)Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items and Related Security, subject to no Liens other than those created

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hereunder and under the Intercreditor Agreement, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer (or Agent on behalf of Buyer) determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) Uniform Commercial Code lien searches, dated as of a recent date, in no event more than thirty (30) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Seller and the Purchased Items, the results of which shall be satisfactory to Buyer (or Agent on behalf of Buyer).
(iv)Fees and Expenses. Buyer shall have received all fees and expenses required to be paid by Seller on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.
(v)Financial Statements. Buyer shall have received the financial statements referenced in Section 13(a).
(vi)Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer (or Agent on behalf of Buyer) showing compliance by Seller as of such initial Purchase Date with Section 13(r) hereof.
(vii)Other Documents. Buyer shall have received such other documents as Buyer (or Agent on behalf of Buyer) or its counsel may reasonably request, including the Trust Receipt.
(b)The obligation of Buyer to enter into each Transaction with respect to the Committed Amount pursuant to this Agreement (including the initial Transaction) is subject to the further conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof. Buyer has no obligation to enter into any Transaction on account of the Uncommitted Amount, however, to the extent Buyer elects to do so, such Transaction is subject to the conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:
(i)No Default or Event of Default shall have occurred and be continuing.
(ii)Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller in Section 12 and Schedule 1 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(o), Section 12(q), Section 12(r), and Schedule 1 hereof, solely with respect to Loans which have not been repurchased by Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(iii)If the Transaction is with respect to the Committed Amount, the aggregate Outstanding Purchase Price for all Purchased Assets then subject to Transactions with respect to the Committed Amount, when added to the Purchase Price for the requested Transaction with respect to the Committed Amount, shall not exceed the

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Committed Amount as of such date. If the Transaction is with respect to the Uncommitted Amount, the aggregate Outstanding Purchase Price for all Purchased Assets then subject to Transactions with respect to the Uncommitted Amount, when added to the Purchase Price for the requested Transaction with respect to the Uncommitted Amount, shall not exceed the Uncommitted Amount as of such date.
(iv)Buyer (or Agent on behalf of Buyer) shall have completed its Due Diligence Review of the Mortgage File for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Loans as Buyer (or Agent on behalf of Buyer) in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Buyer (or Agent on behalf of Buyer) in its reasonable discretion.
(v)Buyer or its designee shall have received on or before the day of a Transaction with respect to any Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer (or Agent on behalf of Buyer) and (if applicable) duly executed:
(A)The Transaction Notice and Loan Schedule with respect to such Purchased Assets, delivered pursuant to Section 3(a);
(B)a Custodial Loan Transmission with respect to such Purchased Assets, that is then appended to the Trust Receipt; and
(C)If any of the Loans that are proposed to be sold will be serviced by a Servicer (which is not Seller hereunder), Buyer and Agent shall have received an Instruction Letter in the form attached hereto as Exhibit B executed by Seller and such Servicer, together with a completed Schedule 1 thereto and the related Servicing Agreement, or, if an Instruction Letter executed by such Servicer shall have been delivered to Buyer and Agent in connection with a prior Transaction, Seller shall instead deliver to such Servicer and Buyer and Agent an updated Schedule 1 thereto.
(vi)No event beyond the control of Buyer which Buyer (or Agent on behalf of Buyer) reasonably determines would likely result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing shall have occurred and be continuing;
provided that (x) Buyer shall not invoke this clause (vi) with respect to Seller unless Buyer generally invokes similar clauses contained in other similar agreements between Buyer and other persons that are similar to Seller in terms of Seller’s Adjusted Tangible Net Worth, and involving substantially similar assets and (y) Buyer (or Agent on behalf of Buyer) shall base its decision to invoke this clause (vi) on factors it deems relevant in its good faith discretion, which may include its assessment of objective factors ascertainable by it in the market and are shared with Seller at or prior to the time of exercising its rights under this provision.

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(vii)Buyer (or Agent on behalf of Buyer) shall have determined that all actions necessary or, in the good faith, reasonable opinion of Buyer (or Agent on behalf of Buyer), desirable to maintain Buyer’s perfected interest in the Purchased Assets and other Purchased Items have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC-1.
(viii)Seller shall have paid to Buyer all fees and expenses then due and payable to Buyer in accordance with this Agreement and any other Program Document.
(ix)There is no unpaid and undisputed in good faith Margin Call (that is then due and payable) at the time immediately prior to entering into a new Transaction.
(x)Buyer shall have determined that no Loan subject to such Transaction violates any consent order or decree or any judicial, regulatory, administrative or other similar judgments, orders, stipulations, awards, writs or injunction applicable to Buyer.
Buyer (or Agent on behalf of Buyer) shall notify Seller as soon as practicable on the date of a purchase if any of the conditions in this Section 9 has not been satisfied and Buyer is not making the purchase.
10.RELEASE OF PURCHASED ASSETS
Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated and released any security interest that Buyer may have in such Purchased Asset and any Purchased Items solely related to such Purchased Asset and (b) with respect to such Purchased Asset, Buyer (or Agent on behalf of Buyer) shall direct Custodian to release such Purchased Asset and any Purchased Items solely related to such Purchased Asset to Seller unless such release and termination would give rise to or perpetuate a Margin Deficit. Except as set forth in Section 16, Seller shall give at least one (1) Business Day’s prior written notice to Buyer and Agent if such repurchase shall occur on any date other than the Repurchase Date as set forth in Section 3(j).
If such release and termination gives rise to or perpetuates a Margin Call that is not paid when due, Buyer (or Agent on behalf of Buyer) shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6(b), following which Buyer shall promptly perform its obligations as set forth above in this Section 10.
11.RELIANCE
With respect to any Transaction, Buyer and Agent may conclusively rely, absent manifest error, upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer or Agent reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.
12.REPRESENTATIONS AND WARRANTIES
Seller represents and warrants to Buyer on each day throughout the term of this Agreement:
(a)Existence. Seller (i) is a limited liability company validly existing and in good standing under the laws of the State of Michigan, (ii) has all requisite limited liability company power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its

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business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (iv) is in compliance in all material respects with all Requirements of Law.
(b)Financial Condition. Seller has heretofore furnished to Buyer a copy of its audited consolidated balance sheets as of December 31, 2023 with the opinion thereon of Ernst & Young LLP, a copy of which has been provided to Buyer. Seller has also heretofore furnished to Buyer the related consolidated statements of income, of changes in Shareholders’ Equity and of cash flows for the year ended December 31, 2023. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations for the year ended on said date, all in accordance with GAAP.
(c)Litigation. Unless otherwise disclosed to Buyer, there are no actions, suits, arbitrations or proceedings pending against Seller or affecting any of the property thereof or the Purchased Items before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to result in a decrease in excess of [***] of Seller’s Adjusted Tangible Net Worth, or (ii) which was filed or instigated by Seller or its creditors that challenges the validity or enforceability of any of the Program Documents.
(d)No Breach. Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will result in a breach of the charter or by-laws (or equivalent documents) of Seller, or violate any applicable law, rule or regulation, or violate any order, writ, injunction or decree of any Governmental Authority applicable to Seller, or result in a breach of organizational documents or Requirement of Law.
(e)Action. Seller has all necessary power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.
(f)Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.
(g)Taxes. Seller and its Subsidiaries have filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such Taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of Taxes are, in the opinion of Seller, adequate. Any Taxes payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been or will be paid when due. There are no Liens for Taxes, except for statutory liens for Taxes not yet delinquent.

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(h)Investment Company Act; Margin Regulations. Neither Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Seller is not subject to any Federal or state statute or regulation which limits its ability to incur any indebtedness provided in the Program Documents. The use of all funds by Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.
(i)No Default. Neither Seller nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
(j)Chief Executive Office; Chief Operating Office; Jurisdiction of Incorporation. Seller’s chief executive and chief operating office on the Effective Date are located at 1050 Woodward Avenue, Detroit, Michigan 48226. Seller’s jurisdiction of incorporation on the Effective Date is Michigan.
(k)Location of Books and Records. The location where Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian.
(l)True and Complete Disclosure. The information, reports, financial statements, exhibits, schedules and certificates furnished in writing by or on behalf of Seller to Buyer or Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents are true and correct in all material respects. All written information furnished after the date hereof by or on behalf of Seller to Buyer or Agent in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.
(m)Financial Covenants. Seller’s consolidated Adjusted Tangible Net Worth is not less than the Minimum Adjusted Tangible Net Worth. The ratio of Seller’s consolidated Indebtedness to Adjusted Tangible Net Worth is not greater than the Maximum Leverage Ratio. Seller has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity that could be drawn against (taking into account required haircuts) under warehouse and repurchase facilities and under other financing arrangements in an amount equal to not less than the Minimum Liquidity Amount. If as of the last day of any calendar month within the mostly recently ended fiscal quarter of Seller, Seller’s consolidated Adjusted Tangible Net Worth was less than [***] Seller, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than [***] Seller’s consolidated Net Income for such fiscal quarter before income taxes for such fiscal quarter shall not be less than [***].
(n)ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither Seller nor any of its ERISA Affiliates, sponsors, maintains, contributes or has any potential liability or obligation to any Plan.
(o)True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator which is a Subsidiary of Seller has been sold, transferred, conveyed and assigned to Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan.

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(p)No Burdensome Restrictions. No change in any Requirement of Law or Contractual Obligations of Seller or any of its Subsidiaries after the date of this Agreement has a Material Adverse Effect.
(q)Origination and Acquisition of Loans. Each of the Loans complies in all material respects with the representations and warranties listed in Schedule 1 to this Agreement.
(r)No Adverse Selection. Seller used no selection procedures that identified the Loans as being less desirable or valuable than other comparable Loans owned by Seller.
(s)Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and, after giving effect to the transactions contemplated by this Agreement and the other Program Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.
(t)No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, or if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.
(u)MERS. Seller is a member of MERS in good standing.
(v)Agency Approvals. Seller has all requisite Approvals and is in good standing with each Agency, HUD, FHA and VA, to the extent necessary to conduct its business as then being conducted, with no event having occurred which would make Seller unable to comply with the eligibility requirements for maintaining all such applicable Approvals.
(w)[Reserved].
(x)Servicing. Seller has adequate financial standing, servicing facilities, procedures and for the sound servicing of mortgage loans of the same types as may from time to time constitute Loans and in accordance with Accepted Servicing Practices.
(y)No Reliance. Seller has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer or Agent as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

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(z)Plan Assets. Seller is not (i) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (ii) any “plan” defined in and subject to Section 4975 of the Code; or (iii) any entity or account whose assets include or are deemed to include “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more such employee benefit plans or plans. The Transactions either (x) are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA that is substantially similar to Section 406(a) of ERISA or Section 4975(c)(1)(A) – (D) of the Code (“Similar Law”), or (y) do not violate any such Similar Law.
(aa)No Prohibited Persons. Neither Seller nor any of its officers or directors, is an entity or person (or to Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).
(bb)     Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws.
(cc)    Compliance with Law. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it would result in a Material Adverse Effect with respect to Seller.
(dd)    Status of Parties. Seller agrees that neither Buyer nor Agent is acting as a fiduciary for Seller or as an advisor to Seller in respect of this Agreement, the other Program Documents or the Transactions associated therewith.
13.COVENANTS OF SELLER
Seller covenants and agrees with Buyer that during the term of this Agreement:
(a)Financial Statements and Other Information; Financial Covenants.
Subject to the provisions of Section 41 hereof, Seller shall deliver to Buyer and Agent:
(i)As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Seller, a certification in the form of Exhibit A attached hereto to the attention of [contact], Telephone: [____], Email: [____] [__________] together with the unaudited consolidated balance sheet of Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, and of cash flows for Seller and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in

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comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Seller and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments and the absence of footnotes);
(ii)As soon as available and in any event within ninety (90) days after the end of each fiscal year of Seller, the consolidated balance sheet of Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and of cash flows for Seller and its consolidated Subsidiaries for such year and including all footnotes thereto, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP; and
(iii)Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Seller as Buyer (or Agent on behalf of Buyer) may reasonably request:
Seller will furnish to Buyer and Agent, at the time it furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, a certificate of a Responsible Officer of Seller on behalf of Seller in the form of Exhibit A hereto (each a “Compliance Certificate”) stating that, to the best of such Responsible Officer’s knowledge, as of the last day of the fiscal quarter or fiscal year for which financial statements are being provided with such certification, Seller is in compliance in all material respects with all provisions and terms of this Agreement and the other Program Documents and no Default or Event of Default has occurred under this Agreement which has not previously been waived, except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).
(b)Existence, Etc. Seller will:
(i)preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;
(ii)comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws), whether now in effect or hereinafter enacted or promulgated in all material respects, in each case except to the extent a non-compliance would not result in a Material Adverse Effect;
(iii)keep or cause to be kept in reasonable detail records and books of account necessary to produce financial statements that fairly present, in all material respects, the consolidated financial condition and results of operations of Seller in accordance with GAAP consistently applied;

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(iv)not move its chief executive office or its jurisdiction of incorporation from the locations referred to in Section 12(j) unless it shall have provided Buyer thirty (30) Business Days written notice following such change; and
(v)pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.
(c)Prohibition of Fundamental Changes. Seller shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s (or Agent’s on behalf of Buyer) prior consent, unless such merger, consolidation or amalgamation would not result in a Change of Control; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect (on either clause (i) or (ii)) with respect to Seller. For the avoidance of doubt, no public offering of beneficial interests in Seller or its Affiliates shall be deemed a violation of this provision unless such public offering (i) results in a Change of Control and (ii) has not been consented to by Buyer (or Agent on behalf of Buyer).
(d)Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6(b) hereof.
(e)Notices. Seller shall give notice to Buyer and Agent in writing within ten (10) calendar days of knowledge by any Responsible Officer of any of the following:
(i)upon Seller’s knowledge of any occurrence of any Default or Event of Default;
(ii)unless otherwise disclosed to Buyer, there is no litigation or proceeding that is pending against Seller in any federal or state court or before any Governmental Authority except for those disclosed to Buyer and Agent and those otherwise disclosed to Buyer, which, (i) if adversely determined, would reasonably be expected to result in a levy on Seller’s assets in excess of [***] of Seller’s Adjusted Tangible Net Worth, or (ii) that questions or challenges the validity or enforceability of any of the Program Documents;
(iii)any non-ordinary course investigation or audit (in each case other than those that, pursuant to a legal requirement, may not be disclosed), in each case, by any Agency or Governmental Authority, relating to the origination, sale or servicing or Loans by Seller or the business operations of Seller, which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect with respect to Seller; and
(iv)upon Seller’s knowledge of any material penalties, sanctions or charges levied against Seller or any adverse change in any material Approval status that would reasonably be expected to result in a Material Adverse Effect.
(f)Servicing. Except as provided in Section 40, Seller shall not permit any Person other than Seller to service Loans without the prior written consent of Buyer (or Agent on behalf of Buyer), which consent shall not be unreasonably withheld or delayed.

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(g)[Reserved].
(h)Transactions with Affiliates. Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, officer, director, senior manager, owner or guarantor unless (i) such transaction is with a Subsidiary of Seller, so long as such Person is directly or indirectly 100% owned by Seller and included in consolidated financial statements of Seller, (ii) such transaction is upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, officer, director, senior manager, owner or guarantor, (iii) in the ordinary course of Seller’s business (including a guaranty of Indebtedness entered into by a special purpose Subsidiary of Seller, which Indebtedness would not have been prohibited by this Agreement if entered into by Seller directly, or (iv) such transaction is a loan, guaranty or other transaction that would have been permitted under Section 13(m) if it had been made as a distribution.
(i)Defense of Title. Subject to the terms of the Intercreditor Agreement, Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever (other than any claim or demand related to any act or omission of Buyer, which claim or demand does not arise out of or relate to any breach or potential breach of a representation or warranty by Seller under this Agreement).
(j)Preservation of Purchased Items. Except as otherwise set forth under the Intercreditor Agreement, Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder.
(k)No Assignment. Except as permitted by this Agreement, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Items or any interest therein, provided that this Section 13(k) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Items in accordance with the Program Documents.
(l)Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired outside of the ordinary course of its business unless, following such Transfer, Seller shall be in compliance with all of the other representations, warranties and covenants set forth in this Agreement.
(m)Limitation on Distributions. Without Buyer’s (or Agent’s on behalf of Buyer) consent, if an Event of Default has occurred and is continuing a (i) a [***] is outstanding, or (ii) due to Seller’s failure to comply with [***], [***] or [***], (iii) due to an Event of Default under [***], [***] or [***] but only to the extent that such Event of Default under [***] or [***] is with respect to a material amount due under such section, then Seller shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller, [***].
(n)Maintenance of Liquidity. Seller shall ensure that, as of the end of each calendar month, Seller has, on a consolidated basis, cash and Cash Equivalents in an amount equal to not less than the Minimum Liquidity Amount.
(o)Maintenance of Adjusted Tangible Net Worth. Seller shall maintain, as of the end of each calendar month, a consolidated Adjusted Tangible Net Worth not less than the Minimum Adjusted Tangible Net Worth.

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(p)Other Financial Covenants.
(i)Maintenance of Leverage. Seller shall not, as of the end of each calendar month, permit the ratio of Seller’s consolidated Indebtedness to consolidated Adjusted Tangible Net Worth to be greater than the Maximum Leverage Ratio.
(ii)Minimum Net Income. If as of the last day of any calendar month within a fiscal quarter of Seller, Seller’s consolidated Adjusted Tangible Net Worth is less than [***] or Seller, on a consolidated basis, has cash and Cash Equivalents in an amount that is less than [***] in either case, Seller’s consolidated Net Income for that fiscal quarter before income taxes for such fiscal quarter shall equal or exceed [***].
(q)Servicing Transmission. Seller shall, upon Buyer’s (or Agent’s on behalf of Buyer) request, provide Buyer and Agent with a report, which report shall include among other items: (i) a summary of the Seller’s delinquency and loss experience with respect to Loans serviced hereunder by Seller (including, in the case of such Loans, the following categories: current, 30-59, 60-89, 90-119, 120-180 and 180+) and (ii) any other information reasonably requested by Buyer (or Agent on behalf of Buyer) with respect to the Loans.
(r)Insurance. Seller or its Affiliates, will continue to maintain, for Seller, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie Mac.
(s)Certificate of a Responsible Officer of Seller. At the time that Seller delivers financial statements to Buyer in accordance with Section 13(a) hereof, Seller shall forward to Buyer and Agent a certificate of a Responsible Officer of Seller which demonstrates that Seller is in compliance with the covenants set forth in Sections 13(n), (o), and (p) of this Agreement.
(t)Takeout Payments. With respect to each Purchased Asset and the portion of each Security related to Purchased Assets subject to a Transaction, in each case that is subject to a Takeout Commitment, Seller shall ensure that the related portion of the purchase price and all other payments under such Takeout Commitment to the extent related to Purchased Assets subject to a Transaction or such portion of each Security related to Purchased Assets subject to a Transaction shall be paid to Buyer (or its designee) in accordance with the Joint Account Control Agreement or the Joint Securities Account Control Agreement, as applicable. Unless subject to the Joint Account Control Agreement or Joint Securities Account Control Agreement, with respect to any Takeout Commitment with an Agency, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) (or its successor form), such wire transfer instructions are identical to Buyer’s wire instructions or Buyer (or Agent on behalf of Buyer) has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule) (or their respective successor forms), as applicable, will be identical to the Payee Number that has been identified by Buyer (or Agent on behalf of Buyer) in writing as Buyer’s Payee Number or Buyer (or Agent on behalf of Buyer) will have previously approved the related Payee Number in writing in its sole discretion; with respect to any Takeout Commitment with an Agency, the applicable agency documents will list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer (or Agent on behalf of Buyer) (including pursuant to the terms of the Intercreditor Agreement), in Buyer’s or Agent’s as the case may be sole discretion.

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(u)Delivery of Servicing Rights and Servicing Records. With respect to the Servicing Rights of each Purchased Asset, Seller shall deliver (or cause the related Servicer or Subservicer to deliver) the Servicing Records of each Purchased Asset, to Buyer or its designee upon the termination of Seller or Servicer as the servicer pursuant to Section 40.
(v)Agency Audit. Seller shall at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal.
(w)Illegal Activities. Seller shall not engage in any conduct or activity that is reasonably likely to subject a material amount of its assets to forfeiture or seizure.
(x)Agency Approvals; Servicing. To the extent previously approved and necessary for Seller to conduct its business in all material respects as it is then being conducted, Seller shall maintain its status with Fannie Mae and Freddie Mac as an approved seller/servicer, with Ginnie Mae as an approved issuer and an approved servicers, and as an RHS lender and an RHS Servicer in each case in good standing (each such approval, an “Agency Approval”); provided, that should Seller decide to no longer maintain an Agency Approval (as opposed to an Agency withdrawing an Agency Approval, but including an Agency ceasing to exist), Seller shall be permitted to cease maintaining such approval (and references herein to such Agency shall be deemed automatically removed), so long as (i) Seller shall notify Buyer and Agent in writing, and (ii) Seller shall provide Buyer and Agent with written or electronic evidence that all applicable Purchased Loans are eligible for sale to another Agency.
14.REPURCHASE DATE PAYMENTS
On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.
15.REPURCHASE OF PURCHASED ASSETS
Upon discovery by Seller of a breach in any material respect of any of the representations and warranties set forth on Schedule 1 to this Agreement, Seller shall give prompt written notice thereof to Buyer and Agent. Upon any such discovery by Buyer or Agent, Buyer or Agent will notify Seller. It is understood and agreed that the representations and warranties set forth in Schedule 1 to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer (or Agent on behalf of Buyer) has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect Buyer’s (or Agent’s on behalf of Buyer) right to demand repurchase as provided under this Agreement. Promptly following Seller’s discovery or Seller receiving notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Schedule 1 to this Agreement in any material respect, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial and Disbursement Agreement, Seller shall cure such breach or delivery failure in all material respects. If within ten (10) Business Days (or three (3) Business Days with respect to breaches with respect to Massachusetts Subprime Loans or Nevada Subprime Loans, or five (5) Business Days with respect to breaches that Agent has identified to Seller in writing as breaches that may result in assignee liability) after the earlier of Seller’s discovery of such breach or delivery failure or Seller receiving notice thereof, such breach or delivery failure has not been remedied by Seller in all material respects, Seller shall promptly (if requested by Buyer) upon receipt of written instructions from Buyer (or Agent on behalf of Buyer) either (i) repurchase such Purchased

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Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Buyer (or Agent on behalf of Buyer), or (ii) transfer comparable Substitute Assets to Buyer, as provided in Section 16 hereof. In addition to the foregoing, if, at any time, Buyer or Agent determines that any Purchased Asset violates any consent order or decree or any judicial, regulatory, administrative or other similar judgments, orders, stipulations, awards, writs or injunction applicable to Buyer, Buyer or Agent will notify Seller, and Seller agrees, within five (5) Business Day’s of receiving such notice, to repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Buyer (or Agent on behalf of Buyer).
16.SUBSTITUTION
Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other assets, including U.S. Treasury Securities, which are substantially the same as the Purchased Assets (the “Substitute Assets”) for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such Substitute Assets and transfer to Seller of such Purchased Assets (the “Reacquired Assets”) along with the other information to be provided with respect to the applicable Substitute Asset as described in the form of Transaction Notice. Upon substitution, the Substitute Assets shall be deemed to be Purchased Assets, the Reacquired Assets shall no longer be deemed Purchased Assets, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Assets and any Purchased Items solely related to such Reacquired Assets to Seller unless such termination and release would give rise to or perpetuate an unpaid, due and payable Margin Call. Concurrently with any termination and release described in this Section 16, Buyer shall execute and deliver to Seller upon request and Buyer hereby authorizes Seller to file and record such documents as Seller may reasonably deem necessary or advisable in order to evidence such termination and release.
17.EVENTS OF DEFAULT
Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder, subject to any applicable cure periods to the extent such event is susceptible to being cured:
(a)Payment Default. Seller defaults in the payment of any payment of Margin Deficit, Price Differential or Repurchase Price hereunder or under any other Program Document;
(b)Representation and Covenant Defaults.
(i)The failure of Seller to perform, comply with or observe any term, representation, covenant or agreement applicable to Seller in any material respect, in each case, after the expiration of the applicable cure period, if any, as specified in such covenant, contained in:
(A)Section 13(b) (Existence) only to the extent relating to maintenance of existence; provided, that if Seller provides Buyer and Agent with written evidence reasonably satisfactory to Buyer and Agent that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***] or such failure shall be determined by Buyer (or Agent on behalf of Buyer) in its good faith discretion to result in a Material Adverse Effect,
(B)Section 13(c) (Prohibition of Fundamental Change),

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(C)Section 13(n) (Maintenance of Liquidity), provided Seller shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,
(D)Section 13(o) (Maintenance of Adjusted Tangible Net Worth), provided Seller shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,
(E)Section 13(p) (Other Financial Covenants), provided Seller shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,
(F)Section 13(t) (Takeout Payments); provided, that if Seller provides Buyer and Agent with written evidence reasonably satisfactory to Buyer (or Agent on behalf of Buyer) that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of five (5) Business Days or if such failure results in a Material Adverse Effect, or
(G)Section 13(w) (Illegal Activities);
(ii)(A) Any representation, warranty or certification made herein or in any other Program Document by Seller or any certificate furnished to Buyer or Agent pursuant to the provisions hereof or thereof shall prove to have been false in any material respect as of the time made or furnished and such breach is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, or (B) any representation or warranty made by Seller in Section 12(o), Section 12(q), Section 12(r), or Schedule 1 to this Agreement shall prove to have been false in any material respect as of the time made or furnished and such breach is not cured within thirty (30) calendar days after knowledge thereof by, or notice thereof to, a Responsible Officer, provided that each such breach of a representation or warranty made in Section 12(o), Section 12(q), Section 12(r), or Schedule 1 shall be considered solely for the purpose of determining the Market Value of the Loans affected by such breach, and shall not be the basis for declaring an Event of Default under this Agreement unless Seller shall have made any such representations and warranties with actual knowledge by a Responsible Officer that they were materially false or misleading at the time made; and
(iii)Seller fails to observe or perform, in any material respect, any other covenant or agreement contained in this Agreement (and not identified in clause 17(b)(i) of this Section) or any other Program Document and such failure to observe or perform is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer;
(c)Judgments. Any final, judgment or judgments or order or orders for the payment of money is rendered against Seller in excess of [***] of Seller’s Adjusted Tangible Net Worth in the aggregate shall be rendered against Seller by one or more courts, administrative tribunals or other bodies having jurisdiction over Seller and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof and Seller shall not, within said period of [***], or such longer period during which execution of the

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same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(d)Insolvency Event. Seller (i) discontinues or abandons operation of its business; (ii) fails generally to, or admits in writing its inability to, pay its debts as they become due; (iii) files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; (iv) consents to the filing of any petition against it under any such law; (v) consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller, or of all or any substantial part of its respective Property; (vi) makes an assignment for the benefit of its creditors; or (vii) has a proceeding instituted against it in a court having jurisdiction in the premises seeking (A) a decree or order for relief in respect of Seller in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or (B) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or other similar official of Seller, or for any substantial part of its property, or for the winding-up or liquidation of its affairs (provided, however, if such proceeding or appointment is the result of the commencement of involuntary proceedings or the filing of an involuntary petition against such Person no Event of Default shall be deemed to have occurred under this clause (d) unless such proceeding or appointment is not stayed or dismissed within [***] after the initial date thereof;
(e)Change of Control. A Change of Control of Seller shall have occurred without the prior consent of Buyer (or Agent on behalf of Buyer), unless (i) waived by Buyer (or Agent on behalf of Buyer) in writing, or (ii) Seller shall have repurchased all Purchased Assets subject to Transactions within [***] thereof;
(f)Liens. Except for the Liens contemplated under the Intercreditor Agreement, Seller shall grant, or suffer to exist, any Lien on any Purchased Item that has not been repurchased except the Liens permitted under this Agreement and under the Intercreditor Agreement; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items that have not been repurchased in favor of Buyer or shall be Liens in favor of any Person other than Buyer or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Assets or Purchased Items purported to be covered hereby and that have not been repurchased, in each case (i) to the extent such Lien or failure is not cured within [***] following written notice from Buyer to a Responsible Officer of such Lien or failure and (ii) subject to the terms of the Intercreditor Agreement;
(g)Going Concern. Seller’s audited financial statements delivered to Buyer or Agent shall contain an audit opinion that is qualified or limited by reference to the status of Seller as a “going concern” or reference of similar import;
(h)Third Party Cross Default. Any “event of default” or any other default by Seller under any Indebtedness to which Seller is a party (after the expiration of any applicable grace or cure period under any such agreement) individually in excess of [***] which has resulted in the acceleration of the maturity of such other Indebtedness, provided that such default or “event of default” shall be deemed automatically cured and without any action by Buyer or Seller, if, within [***] after Seller’s receipt of notice of such acceleration, (A) the Indebtedness that was the basis for such default is discharged in full, (B) the holder of such Indebtedness has rescinded, annulled or waived the acceleration, notice or action giving rise to such default, or (C) such default has been cured and no “event of default” or any other default continues under such other Indebtedness; or
(i)Enforceability. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms,

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or Seller or its Affiliates shall contest the validity, enforceability or perfection of any Lien granted pursuant thereto, or Seller or its Affiliates shall seek to disaffirm, terminate, limit or reduce its obligations hereunder.
18.REMEDIES
(a)Upon the occurrence of an Event of Default, Buyer (or Agent on behalf of Buyer), at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(d)), shall have the right to exercise any or all of the following rights and remedies:
(i)Buyer has the right to cause the Repurchase Date for each Transaction hereunder, if it has not already occurred, to be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction may be deemed immediately canceled). Buyer (or Agent on behalf of Buyer) shall (except for deemed exercises) give written notice to Seller of the exercise of such option as promptly as practicable.
(A)Seller’s obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all Purchased Assets, original papers, Servicing Records and files relating to the Purchased Assets subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyer or its designee; provided, however, in the event that Seller repurchases any Purchased Asset pursuant to this Section 18(a)(i), Buyer shall deliver to Seller any and all original papers, records and files relating to such Purchased Asset then in its possession and/or control.
(B)To the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection 18(a)(i)(A) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection 18(a)(ii) of this Section, and (iii) any other Purchased Items, Related Security or other assets of Seller held by Buyer and applied to the Obligation.

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(C)All Income actually received by Buyer pursuant to Section 7 or otherwise shall be applied to the aggregate unpaid Repurchase Price owed by Seller.
(ii)Buyer shall have the right to, at any time on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 18(a)(i), (A) immediately sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Assets and Purchased Items on a servicing released basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its reasonable good faith discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets, Purchased Items, Related Security or other assets of Seller held by Buyer in an amount equal to the Market Value of the Purchased Assets (provided that Buyer shall solicit at least [***]) against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets and the Purchased Items will be applied to the Obligations and Buyer’s related expenses as determined by Buyer (or Agent on behalf of Buyer) in its reasonable good faith discretion. Buyer may purchase any or all of the Purchased Assets at any public or private sale.
(iii)Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding section. Seller will be liable to Buyer for (A) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer and Agent in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including but not limited to, the reasonable fees and expenses of counsel (including the allocated costs of internal counsel of Buyer and Agent)) incurred in connection with or as a result of an Event of Default, (B) damages in an amount equal to the reasonable, documented, out-of-pocket cost of Buyer and Agent (including all fees, expenses, and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (C) any other out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.
(iv)Buyer shall have the right to terminate this Agreement and declare all obligations of Seller to be immediately due and payable, by a notice in accordance with Section 20 hereof.
(v)The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer (or Agent on behalf of Buyer) may elect the time and manner of liquidating

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any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.
(vi)To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder after an Event of Default, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least two (2) Business Days before such sale or other disposition.
(b)Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller.
(c)Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request; provided that if such records and documents also relate to mortgage loans other than the Purchased Assets, Buyer shall have a right to obtain copies of such records and documents, rather than originals.
(d)Buyer (or Agent on behalf of Buyer) shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer (or Agent on behalf of Buyer) determines appropriate and as is consistent with the Servicer’s obligations and applicable law.
(e)In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.
(f)Except as otherwise expressly provided in this Agreement or by applicable law, Buyer shall have the right to exercise any of its rights and/or remedies immediately upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, with notice to Seller, without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.
(g)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law (and absent any willful misconduct or gross negligence of Buyer), any defense (other than a defense of payment or performance) Seller might otherwise have arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Purchased Items or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

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(h)Seller shall cause all sums received by Seller after and during the continuance of an Event of Default with respect to the Purchased Assets to be deposited with such Person as Buyer may direct after receipt thereof. To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this paragraph 18(h) is at a rate equal to the Post-Default Rate and all reasonable costs and expenses incurred in connection with hedging or covering transactions related to the Purchased Assets, conduit advances and payments for mortgage insurance.
19.DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE
No failure on the part of Buyer of Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer and Agent provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer or Agent to exercise any of its rights under any other related document. Buyer (or Agent on behalf of Buyer) may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies. An Event of Default will be deemed to be continuing unless expressly waived by Buyer (or Agent on behalf of Buyer) in writing.
20.NOTICES AND OTHER COMMUNICATIONS
Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial and Disbursement Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by Electronic Transmission or email) delivered to the intended recipient at the address of such Person set forth in this Section 20 below; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by Electronic Transmission or email or delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
If to Buyer:             Morgan Stanley Bank, N.A.
[***]
Attention: [***]
Telephone: [***]
Fax: [***]
Email: [***]
With a copy to:
[***]

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With a copy to:
Morgan Stanley Mortgage Capital Holdings LLC
[***]
Attention: [***]
Telephone: [***]
Email: [***]

If to Agent:            Morgan Stanley Mortgage Capital Holdings LLC
[***]
Attention: [***]
Telephone: [***]
Fax: [***]
Email: [***]
With a copy to:
Morgan Stanley Bank, N.A.
[***]
Attention: [***]
Telephone: [***]
Email: [***]
If to Seller:            Rocket Mortgage, LLC
1050 Woodward Avenue
Detroit, Michigan 48226
Attention: [***]
Telephone No.: [***]
Telecopier No.: [***]
Email: [***]

With a copy to:
Rocket Mortgage, LLC
1050 Woodward Avenue
Detroit, Michigan, 48226
Email: [***]
21.USE OF EMPLOYEE PLAN ASSETS
No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.
22.INDEMNIFICATION AND EXPENSES.
(a)Seller agrees to hold Buyer, Agent and their Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, and documented and out-of-pocket costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by

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or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct or a claim by one Indemnified Party against another Indemnified Party. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party promptly after billed by such Indemnified Party for all such Indemnified Party’s reasonable documented, actual, out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.
(b)Each party to this Agreement agrees to pay all of their own documented out-of-pocket costs and expenses incurred by each in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith; provided that, Seller agrees to reimburse or pay the legal fees for Buyer and Agent in an amount not to exceed [***] in connection with the preparation and execution of this Agreement and the Program Documents on the Closing Date, plus [***] per annum for ongoing legal fees and expenses in connection the administration of the Agreement and the Program Documents, including any amendments, waivers or other modifications thereto. Seller agrees to pay all of the documented out-of-pocket costs and expenses reasonably incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) filing fees and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer and Agent with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer or Agent pursuant to this Section 22 and Section 41 hereof but excluding pre-closing upfront diligence (including legal and credit diligence); provided, however, that the aggregate amount of such costs and expenses referred to in clause (ii) of this sentence prior to the Closing Date shall not exceed [***], and those incurred after the Closing Date shall not exceed [***] per annum; provided that after the occurrence of an Event of Default, such amounts shall not be applicable. Buyer shall deliver to Seller copies of documentation supporting any of the foregoing demands on Seller’s request. Seller, Buyer, Agent and each Indemnified Party also agree not to assert any claim against the others or any of their Affiliates, or any of their respective officers, directors, members, managers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
(c)If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer or Agent (including without limitation by Buyer netting such amount from the proceeds of any Purchase Price paid by Buyer to Seller hereunder), in its sole discretion and Seller shall remain liable for any such payments by Buyer or Agent (except those that are paid

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by Seller, including by netting against any Purchase Price). No such payment by Buyer shall be deemed a waiver of any of Buyer’s or Agent’s rights under the Program Documents (except those that are paid by Seller, including by netting against any Purchase Price).
(d)Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 22 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.
(e)The obligations of Seller from time to time to pay the Repurchase Price and all other amounts due under this Agreement are full recourse obligations of Seller.
(f)Seller hereby expressly waives, to the fullest extent permitted by law, any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.
(g)    This Section 22 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
23.REIMBURSEMENT
All sums reasonably expended by Buyer or Agent in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto or Buyer, Agent or an Indemnified Party is grossly negligent or engages in willful misconduct relating thereto).
24.FURTHER ASSURANCES
Seller agrees to do such further acts and things and to execute and deliver to Buyer and Agent such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer or Agent to carry into effect the intent and purposes of this Agreement and the other Program Documents, to grant, preserve, protect and perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.
25.TERMINATION
This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Buyer or Agent at the time of such termination. Seller’s obligations under Section 5, Section 12, Section 22, and Section 25 and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.
26.SEVERABILITY
If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.
27.BINDING EFFECT; GOVERNING LAW
This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of its rights or obligations under this

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Agreement or any other Program Document without the prior written consent of Buyer (or Agent on behalf of Buyer). THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AS WELL AS 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
28.AMENDMENTS
Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Seller, Buyer and Agent and any provision of this Agreement imposing obligations on Seller or granting rights to Buyer or Agent may be waived by Buyer (or Agent on behalf of Buyer).
29.SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
30.CAPTIONS
The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
31.COUNTERPARTS
This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. Documents executed, scanned and transmitted electronically, and electronic signatures, shall be deemed original signatures for purposes of this Agreement and any related documents and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement and any related document may be accepted, executed or agreed to through use of an electronic signature in accordance with applicable eCommerce Laws. Any document accepted, executed or agreed to in conformity with such eCommerce Laws, by one or both parties, will be binding on both parties the same as if it were physically executed. Each party consents to the commercially reasonable use of third party electronic signature capture service providers and record storage providers.
32.SUBMISSION TO JURISDICTION; WAIVERS
EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(A)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

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(B)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(C)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 20 OR AT SUCH OTHER ADDRESS OF WHICH BUYER OR AGENT SHALL HAVE BEEN NOTIFIED; AND
(D)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
33.WAIVER OF JURY TRIAL
SELLER, BUYER AND AGENT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
34.ACKNOWLEDGEMENTS
Seller hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents;
(b)Neither Buyer nor Agent has any fiduciary relationship to Seller; and
(c)no joint venture exists between Buyer and/or Agent and Seller.
35.HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.
(a)Subject to the terms of this Section 35, Buyer shall have free and unrestricted use of all of the Purchased Items and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Items or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Purchased Items. Unless an Event of Default shall have occurred and be continuing, no such pledge or other action under this Section 35 shall relieve Buyer of its obligations under the Program Documents, including, without limitation, Buyer’s obligation to transfer Purchased Assets to Seller pursuant to the terms of the Program Documents, its obligation to return to Seller the exact Purchased Assets and the related Purchased Items and not substitutes therefor. As a condition to any action by Buyer under this Section 35, prior to an Event of Default, Buyer shall cause any third party pledgee or other counterparty to any other action under this Section 35 (a “Repledgee”) to agree to return such Purchased Assets to Seller and facilitate Buyer’s return of such Purchased Assets to Seller pursuant to this Agreement) and to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to the Program Documents. As a condition to any action by Buyer under this Section 35, prior to an

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Event of Default, Buyer shall (i) cause Repledgee to receive notice of Seller’s rights to the Purchased Items and agree to subordinate its rights to any Purchased Items to Seller’s rights under this Agreement against Buyer to such Purchased Items, (ii) not permit the obligations to any Repledgee secured by any Purchased Asset to exceed its Repurchased Price, and (iii) agree and cause the Repledgee to agree to allow Seller to direct payment of the Repurchase Price to the Repledgee and get a release of the related Purchased Items upon receipt of such payment. Nothing contained in this Agreement obligates Buyer to segregate any Purchased Assets or Purchased Items delivered to Buyer by Seller.
36.ASSIGNMENTS.
(a)Seller may assign any of its rights or obligations hereunder only with the prior written consent of Buyer (or Agent on behalf of Buyer). Buyer may from time to time, with the consent of Seller which shall not be unreasonably withheld, conditioned or delayed assign all or a portion of its rights and obligations under this Agreement and the Program Documents to any party pursuant to an executed assignment and acceptance by Buyer and the applicable assignee in form and substance acceptable to Buyer and Seller (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. On the effective date of any such assignment, (A) such assignee will be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and will succeed to the related rights and obligations of Buyer hereunder, and (B) Buyer and Agent will, to the extent of such rights and obligations so assigned, be released from its obligations (but not its rights to the extent such rights are intended to survive any such assignment) hereunder and under the Program Documents.
(b)Buyer and Agent may furnish any information concerning Seller or any of its Subsidiaries in the possession of Buyer or Agent from time to time to assignees (including prospective assignees) only after notifying Seller in writing and securing signed confidentiality agreements (in a form mutually acceptable to Buyer or Agent and Seller) and only for the sole purpose of evaluating assignments and for no other purpose.
(c)Upon Seller’s consent to an assignment, Seller agrees to reasonably cooperate with Buyer and Agent in connection with any such assignment, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment.
(d)Buyer (or Agent on behalf of Buyer), solely for this purpose as Seller’s non-fiduciary agent, shall maintain a register (the “Register”) on which it will record each assignment hereunder and each Assignment and Acceptance. The Register will include the name and address of Buyer (including all assignees and successors) and the percentage or portion of such rights and obligations assigned. The entries in the Register will be conclusive absent manifest error. The Register shall be available for inspection by Seller, at any reasonable time and from time to time upon reasonable prior notice. Seller shall treat each Person whose name is recorded in the Register as a Buyer for all purposes of this Agreement; provided however, that any failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights. This Section 36(d) is intended to comprise a book entry system within the meaning of U.S. Treasury Regulation Section 5f.103-1(c) that is the exclusive way for Buyer (or any of its assignees or successors) to transfer an interest under this Agreement and these provisions shall be interpreted in a manner consistent with and so as to effect such intent.
37.SINGLE AGREEMENT
Seller, Buyer and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder

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constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Buyer and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder; (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted; and (iii) to promptly provide notice to the other after any such set off or application.
38.INTENT
(a)Seller and Buyer recognize that this Agreement and each Transaction hereunder is a “repurchase agreement as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code, that the pledge of the Related Security in Section 8(a) hereof is intended to constitute a “security agreement,” “securities contract” or “other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code, and each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code. Seller and Buyer recognize that Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration and non-avoidability rights afforded to parties to “repurchase agreements” pursuant to, without limitation, Sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code, “securities contracts” pursuant to, without limitation, Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code and “master netting agreements” pursuant to, without limitation, Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption or assignment pursuant to Bankruptcy Code Section 365(a). Without limiting the generality of the foregoing, the parties recognize and intend that each Transaction is a “repurchase transaction” or “reverse repurchase transaction” of “mortgage loans” or “interests” in “mortgage loans” (as such terms are used in section 741(7) of the Bankruptcy Code). Seller and Buyer further agree that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of any Transaction under this Agreement or this Agreement as a “repurchase agreement,” a “master netting agreement” and/or a “securities contract” within the meaning of the Bankruptcy Code.
(b)It is understood that Buyer’s right to liquidate the Purchased Items delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in, without limitation, Sections 555, 559 and 561 of the Bankruptcy Code; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit is considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).
(c)The parties hereby agree that all Servicing Agreements and any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

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(d)The parties further agree that if a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA, and any rules, orders or policy statement thereunder.
(e)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA.
39.CONFIDENTIALITY
(a)To effectuate this Agreement, Buyer, Agent and Seller may disclose to each other certain confidential or proprietary information relating to the parties’ operations, computer systems, technical data, financial data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of either party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) between either party and any individual or entity relating to any of their business operations. With respect to Confidential Information, each of the parties hereby agrees, except as otherwise expressly permitted in this Agreement:
(i)not to use the Confidential Information except in furtherance of this Agreement;
(ii)to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature;
(iii)not to disclose Confidential Information to anyone other than its Affiliates and its and their employees, officers, directors, legal counsel, accountants and auditors (collectively, its “Representatives”) with a need to have access to the Confidential Information and who are informed by the disclosing party of the confidential or proprietary nature of the Confidential Information and who are directed by such party to treat the Confidential Information in a manner consistent with the terms of this Section 39, except that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (i) is already known to the receiving party at the time it is obtained from the disclosing party (and such is not otherwise subject to a duty of confidentiality); (ii) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (iii) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (iv) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party; and

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(iv)to advise its Representatives (and if applicable, Buyer Third-Party Recipients (as defined below)) who are informed of the matters that are the subject of this Agreement, that the United States securities laws prohibit any individual who has received from an issuer of securities material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other individual under circumstances in which it is reasonably foreseeable that such other individual is likely to purchase or sell such securities in reliance upon such information.
(b)Notwithstanding anything contained herein to the contrary, Buyer and Agent may share any Confidential Information of Seller with (i) a Representative of Buyer or Agent who Buyer or Agent determines should be made aware of the Confidential Information in connection with Buyer’s or Agent’s engagement by Seller; provided that, any such sharing of Confidential Information with a Representative of Buyer or Agent conforms to the requirements of Section 39(c) of this Agreement; (ii) any prospective or actual assignee, participant or repledgee to assist such Person in determining whether to enter into an assignment, participation or Repurchase Transaction in connection with the Principal Agreements; (iii) any hedge counterparty to the extent necessary to obtain any hedging in connection with the Transactions under the Principal Agreements; and (iv) any Person that provides or intends to provide liquidity to Buyer to further the Transactions set forth in the Principal Agreements (the Persons identified in clauses (ii)-(iv), the “Buyer Third-Party Recipients”); provided that, in the case of clauses (ii) through (iv), (A) such Person agrees to be bound by this covenant of confidentiality, or is otherwise subject to confidentiality restrictions no less strict than those set forth in this Section 14.19 and (B) other than during the occurrence and continuation of an Event of Default, with respect to Confidential Information consisting of (x) non-public financial information of Seller, including, without limitation, the contents of the financial reporting exhibits and schedules attached to this Agreement containing an MNPI legend affixed by Seller (as may be modified from time to time by Seller), (y) non-public personal information (as defined in Title V of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999) of an obligor with respect to an Underlying Asset and (z) non-public, non-financial information pertaining to Seller that either (1) relates to developments or strategic initiatives, including but not limited to potential or actual acquisitions, divestitures and other strategic transactions, partnerships or initiatives; material or new product developments; material changes in management or organizational structure, material investigations or non-routine examinations from regulators and any other developments which materially affect Seller’ financial condition or prospects, or (2) is designated in writing by Seller as constituting material non-public information, in each case, such Confidential Information in clauses (x)-(z) (“Special Confidential Information”) shall not be shared with a Buyer Third-Party Recipient without the advance written consent of Seller (which may be provided by e-mail), which consent is not to be unreasonably withheld and shall, once given, extend to all such Special Confidential Information in relation to the applicable Buyer Third-Party Recipient to the extent that such additional material is provided solely for the purposes specified in clauses (ii) – (iv) above . Notwithstanding anything to the contrary set forth herein, Seller’ limited consent to share Special Confidential Information with a Buyer Third-Party Recipient shall terminate immediately and be of no further force or effect upon the earlier of: (i) the date that Buyer or Agent, as the case may be, abandons all further initiatives to consummate a transaction contemplated in clauses (ii) – (iv) above with such Buyer Third-Party Recipient, but in any event no later than one year after the date such limited consent was granted by Seller, (ii) the termination of any transaction or series of transactions that, pursuant to their terms, require Buyer and Agent to forward such Special Confidential Information to such Buyer Third-Party Recipient or (iii) the termination of the Principal Agreements (each of the events described in clauses (i) - (iii), a “Consent Termination Event”). Upon the occurrence of a Consent Termination Event, Buyer or Agent, as the case may be, shall (i) subject to applicable law, rule and regulation and Buyer’s or Agent’s, as the case may be, document retention policies and procedures, promptly return to Seller or destroy all copies of the Special Confidential Information in its

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possession, and (ii) instruct recipients of such Special Confidential Information that their confidentiality obligations with respect to such Special Confidential Information survive the Consent Termination Event.
(c)In addition, the Principal Agreements and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Buyer and Agent and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer (or Agent on behalf of Buyer) except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) upon prior written notice to Buyer and Agent, disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) upon prior written notice to Buyer and Agent, disclosure to any approved hedge counterparty to the extent necessary to obtain any hedging hereunder; (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; or (v) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; provided that in the case of (ii), (iii) and (iv), Seller shall take reasonable actions to provide Buyer and Agent with prior written notice; provided further that in the case of (iv), Seller shall not file any of the Principal Agreements other than the Agreement with the SEC or state securities office unless Seller have (x) provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer and Agent, and (y) redacted all pricing information and other commercial terms.
(d)If any party or any of its Representatives breaches its respective duty of confidentiality under this Agreement, the non-breaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief. For the avoidance of doubt, each of Buyer, Agent and Seller shall be solely responsible for any breaches of confidentiality by any of its respective Representatives and in the case of Buyer, Buyer shall also be solely responsible for any breaches of confidentiality by Buyer Third-Party Recipients.
40.SERVICING
(a)Subject to subsection (d) below, Seller covenants to maintain or cause the servicing of the Purchased Assets to be maintained in conformity with Accepted Servicing Practices and pursuant to the related underlying Servicing Agreement, if any. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the termination thereof of Buyer pursuant to subsection (g) below, (ii) the date on which all the Obligations have been paid in full, or (iii) the transfer of servicing to any entity approved by Buyer (or Agent on behalf of Buyer) and the assumption thereof by such entity.
(b)During the period Seller is servicing the Purchased Assets for Buyer, (i) Seller agrees that Buyer is the owner of all Servicing Records relating to Purchased Assets that have not been repurchased, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Assets that have not been repurchased and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section 40 and any other obligation of Seller to Buyer. At all times during the term of this Agreement, Seller covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including the Custodian) at Buyer’s (or Agent’s on

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behalf of Buyer) reasonable request. It is understood and agreed by the parties that prior to an Event of Default, Seller, as servicer shall retain the servicing fees with respect to the Purchased Assets.
(c)If any Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller (a “Subservicer”), or if the servicing of any Purchased Asset is to be transferred to a Subservicer, Seller shall provide a copy of the related servicing agreement and an Instruction Letter executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer and Agent at least one (1) Business Day prior to such Purchase Date or transfer date, as applicable, which Servicing Agreement shall be in form and substance reasonably acceptable to Buyer and Agent. In addition, Seller shall have obtained the prior written consent of Buyer (or Agent on behalf of Buyer) for such Subservicer to subservice the Loans, which consent may not unreasonably be withheld or delayed.
(d)After the Purchase Date, until the Repurchase Date, Seller will have no right to modify or alter the terms of the Loan or consent to the modification or alteration of the terms of any Loan, except as required by law, Agency Guidelines, FHA Regulations, requirements for VA Loans, Rural Housing Service Regulations, Accepted Servicing Practices, any Program Documents or other requirements, and Seller will have no obligation or right to repossess any Loan or substitute another Loan, except as provided in any Custodial and Disbursement Agreement or any Program Document, including, without limitation, Section 16 of this Agreement.
(e)Seller shall permit Buyer and Agent to inspect upon reasonable prior written notice at a mutually convenient time Seller’s servicing facilities, as the case may be, for the purpose of satisfying Buyer and Agent that Seller has the ability to service the Loans as provided in this Agreement. In addition, with respect to any Subservicer which is not an Affiliate of Seller, Seller shall use its best efforts to enable Buyer and Agent to inspect the servicing facilities of such Subservicer.
(f)Seller retains no economic rights to the servicing of the Purchased Assets; provided that Seller shall continue to service the Purchased Assets hereunder as part of its obligations hereunder. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis.
(g)Servicer shall subservice such Purchased Assets on behalf of Buyer for a term commencing as of the related Purchase Date and which shall automatically terminate without notice on the earlier of (a) thirty (30) days after the related Purchase Date, or if longer, the term of the relevant Transaction, or the Repurchase Date set forth in the applicable Confirmation with respect to a Purchased Asset or (b) the Repurchase Date with respect to a Purchased Asset (such term, the “Servicing Term”). If the Servicing Term expires with respect to any Purchased Asset for any reason other than Seller repurchasing such Purchased Asset, then such Servicing Term shall automatically terminate if not renewed by Buyer; provided, that Buyer shall be deemed to have renewed such Servicing Term if Buyer enters into a new Transaction or extends the Transaction, in respect of such Purchased Asset. In connection with any such renewal, Servicer shall continue to interim service the Purchased Assets for a thirty (30) day extension period, an additional Servicing Term (an “Extension Period”). For the avoidance of doubt, upon expiration of the Servicing Term (including the expiration of any Extension Period) with respect to any Purchased Asset, Seller shall have no right to service the related Purchased Asset nor shall Buyer have any obligation to extend the Servicing Term (or continue to extend the Servicing Term). Buyer (or Agent on behalf of Buyer) shall have the right to immediately terminate the Servicer at any time following the occurrence of any event described in Section 18 hereof (a “Servicer Termination Event”). If such Servicing Term is not extended by Buyer (or Agent on behalf of Buyer) or if Buyer (or Agent on behalf of Buyer) has terminated Servicer as a result of a Servicer Termination Event, Servicer shall transfer such servicing to Buyer or its designee at no cost or expense to Buyer or Agent. Servicer shall hold or cause to be held all Escrow Payments collected with respect to the Purchased Assets it is subservicing on behalf of Buyer in segregated accounts for the sole benefit of the

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Mortgagors and shall apply the same for the purposes for which such funds were collected. If Servicer should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Purchased Assets it is subservicing on behalf of Buyer, Seller shall promptly notify Buyer and Agent.
41.PERIODIC DUE DILIGENCE REVIEW
Seller acknowledges that Buyer and Agent has the right to perform continuing due diligence reviews with respect to the Purchased Assets and Seller, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than five (5) Business Days’) prior notice to Seller (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer and Agent or their authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller and/or the Custodian. Provided that no Event of Default has occurred and is continuing, Buyer and Agent each agrees that it shall exercise commercially reasonable efforts, in the conduct of any such due diligence, to minimize any disruption to Seller’s normal course of business. Seller also shall make available to Buyer and Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Loans from Seller based solely upon the information provided by Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, including, without limitation, ordering new broker’s price opinions, new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Loan. Buyer may underwrite such Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer, Agent and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. In addition, Buyer and Agent each has the right to perform continuing Due Diligence Reviews of Purchased Assets for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise. Seller, Buyer and Agent further agree that all out-of-pocket costs and expenses incurred by Buyer and Agent in connection with Buyer’s and Agent’s activities pursuant to this Section 41 shall be paid by Seller subject to the limitations of Section 22(b) of this Agreement and that, unless an Event of Default has occurred and is continuing, Buyer and Agent shall be limited to one (1) on-site visit in any calendar year.
42.SET-OFF
In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer and Agent shall have the right, without prior notice to Seller (except for such notice and right to cure as may be specifically provided hereunder in connection with certain Events of Default), any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or Agent to or for the credit or the account of Seller only to the extent specifically

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relating to this Agreement, the other Program Documents or the Transactions described hereunder. Buyer and Agent may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or Agent to Seller, against all of Seller’s obligations to Buyer or Agent, under this Agreement or under any other Program Documents, if such obligations of Seller are then due, without prejudice to Buyer’s or Agent’s right to recover any deficiency. Buyer and Agent each agrees promptly to notify Seller after any such set-off and application made by Buyer or Agent, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application.
43.ELECTRONIC SIGNATURES.
If any party executes this Agreement or any other related document via electronic signature, (i) such party's creation and maintenance of such party's electronic signature to this Agreement or related document and such party’s storage of its copy of the fully executed Agreement or related document will be in compliance with applicable eCommerce Laws to ensure admissibility of such electronic signature and related electronic records in a legal proceeding, (ii) such party has controls in place to ensure compliance with applicable eCommerce Laws, including, without limitation, §201 of E-SIGN and §16 of UETA, regarding such party’s electronic signature to the Agreement or related document and the records, including electronic records, retained by such party will be stored to prevent unauthorized access to or unauthorized alteration of the electronic signature and associated records, and (iii) such party has controls and systems in place to provide necessary information, including, but not limited to, such party’s business practices and methods, for record keeping and audit trails, including audit trails regarding such party’s electronic signature to this Agreement or related documents and associated records.
44.ENTIRE AGREEMENT
This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party hereto.
45.AGENT
(a)Appointment. Buyer hereby irrevocably designates and appoints Morgan Stanley Mortgage Capital Holdings LLC as its Agent under this Agreement and the other Program Documents, and Buyer irrevocably authorizes Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Program Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Program Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with Buyer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Program Document or otherwise exist against Agent.
(b)Duties of Agent. In accordance with the terms of this Agreement, Agent shall:
(i)upon receipt of a Transaction Notice pursuant to and in accordance with Section 3(a), promptly transmit such Transaction Notice to Buyer and, upon approval by and at the instruction of Buyer, enter into the Transactions and purchase the applicable Loans on Buyer’s behalf;

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(ii)upon receipt of a Confirmation from Buyer pursuant to and in accordance with Section 3(a), promptly transmit such Confirmation to Seller; and
(iii)upon receipt of any payments of Repurchase Price and other amounts to be paid by Seller or any other party under this Agreement or the other Program Documents, promptly deliver such payments to Buyer at the following account (or such other account of which Buyer may from time to time notify Agent pursuant to Section 45(f): Account No. [***], CITIBANK NYC, ABA No. [***], Account Name: MS Bank, Attn: Whole Loans, Ref: Quicken Loans.
(c)Delegation of Duties. Agent may execute any of its duties under this Agreement and the other Program Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
(d)Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable to Buyer for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Program Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to Buyer for any recitals, statements, representations or warranties made by Seller or any officer thereof contained in this Agreement or any other Program Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Program Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Program Document or for any failure of Seller to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to Buyer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Program Document, or to inspect the properties, books or records of Seller.
(e)Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by Agent. As between Agent and Buyer, Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Program Document unless it shall first receive such advice or concurrence of Buyer as it deems appropriate or it shall first be indemnified to its satisfaction by Buyer against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. As between Agent and Buyer, Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Program Documents in accordance with a request of Buyer, and such request and any action taken or failure to act pursuant thereto shall be binding upon Buyer and all future holders of the Purchased Loans.
(f)Notices. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent has received notice from Buyer or Seller referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall give notice thereof to Buyer. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Buyer; provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Buyer. Seller hereby acknowledges that all notices

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and other communications required to be delivered by Seller to Agent will not be valid if delivered solely to Buyer; such notices and communications must be delivered as required herein. Notices that are be delivered to Agent shall be delivered to the address provided in Section 20.
(g)Non Reliance by Buyer. Buyer expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Agent hereinafter taken, including any review of the affairs of Seller, shall be deemed to constitute any representation or warranty by Agent to Buyer. Buyer represents to Agent that it has, independently and without reliance upon Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of Seller and made its own decision to enter into Transactions and enter into this Agreement. Buyer also represents that it will, independently and without reliance upon Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Program Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Seller. Except for notices, reports and other documents expressly required to be furnished by Seller to Agent hereunder or under the other Program Documents, which Agent must distribute promptly to Buyer, Agent shall not have any duty or responsibility to provide Buyer with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Seller which may come into the possession of Agent or any of its officers, directors, employees, attorneys-in-fact or Affiliates.
(h)Indemnification. Buyer agrees to indemnify Agent (to the extent not reimbursed by Seller and without limiting the obligation of Seller to do so) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Repurchase Price) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Transactions, this Agreement, any of the other Program Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that Buyer shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct. The agreements in this Section 45(h) shall survive the payment of the Repurchase Prices and all other amounts payable hereunder.
(i)Successor Agent. Agent may resign as Agent upon thirty (30) calendar days’ notice to Buyer and Seller. If Agent shall resign as Agent under this Agreement and the other Program Documents, then Buyer shall appoint a successor Agent, which successor Agent shall be approved by Seller (unless an Event of Default has occurred and is continuing), and any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor Agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Purchased Loans. If no successor Agent has been appointed and shall have accepted such appointment within thirty (30) calendar days after the retiring Agent’s giving notice of its resignation, then the retiring Agent, on behalf of Buyer, may appoint an Agent which shall (unless an Event of Default has occurred and is continuing) be approved by Seller, such approval not to be unreasonably withheld or delayed by Seller. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and

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obligations, under this Agreement and the other Program Documents. After any retiring Agent’s resignation as Agent, the provisions of this Section 45 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Program Documents.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ROCKET MORTGAGE, LLC, as Seller

By: /s/ Panayiotis Mareskas Name: Panayiotis Mareskas Title: Treasurer

MORGAN STANLEY BANK, N.A., as Buyer

By: /s/Brad Cramer Name: Brad Cramer Title: Authorized Signatory

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC., as Agent

By: /s/ Ricardo Rivera Saad Name: Ricardo Rivera Saad Title: Authorized Signatory

[Signature Page to Master Repurchase Agreement]

Schedule 1
REPRESENTATIONS AND WARRANTIES RE: LOANS
Eligible Loans
For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty will be deemed to have been cured with respect to a Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Loan. Seller represents and warrants to Buyer that as to each Loan that is subject to a Transaction hereunder, Seller hereby makes the following representations and warranties to Buyer as of the Purchase Date and as of each date such Loan is subject to a Transaction:
(a)Loans as Described. The information set forth in the Loan Schedule with respect to the Loan is complete, true and correct in all material respects as of the Purchase Date.
(b)Payments Current. No payment required under the Loan is [***] or more delinquent nor has any payment under the Loan been [***] or more delinquent at any time since the origination of the Loan.
(c)No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and, other than with respect to Second Lien Loans, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid or are not delinquent, or an escrow of funds (for Loans other than Cooperative Loans) has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable and delinquent. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Loan (other than a Second Lien Loan), except for interest accruing from the date of the Note or date of disbursement of the Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest.
(d)Original Terms Unmodified. The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian or to such other Person as Buyer shall designate in writing, and the terms of which are reflected in the Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, if any, to the extent required by the policy, and, with respect to RHS Loans, has been approved by the RHS to the extent required by the Rural Housing Service Guaranty, and its terms are reflected on the Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and with respect to any RHS Loan, the RHS to the extent required by the Rural Housing Service Guaranty, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as Buyer shall designate in writing and the terms of which are reflected in the Loan Schedule.
(e)No Defenses. The Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render

Schedule 1-1
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either the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Loan was originated.
(f)Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property (other than Mortgaged Property subject to a Second Lien Loan) are insured by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA, RHS or HUD guidelines, as well as all additional requirements set forth in the Agency Guidelines or Seller’s Underwriting Guidelines. With respect to Mortgaged Property subject to a Second Lien Loan, on the origination date such Mortgaged Property was covered by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA, RHS or HUD guidelines, as well as all additional requirements set forth in the Agency Guidelines or Seller’s Underwriting Guidelines. If required by the Flood Disaster Protection Act of 1973, as amended, the related Mortgaged Property is covered by a flood insurance policy meeting the applicable requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to the applicable Agency, FHA, VA, RHS or HUD guidelines or Seller’s Underwriting Guidelines. All individual insurance policies (other than individual insurance policies relating to Second Lien Loans) contain a standard mortgagee clause naming Seller and its successors and assigns as mortgagee, and all premiums due and owing thereon have been paid. The Mortgage (other than Mortgages related to Second Lien Loans) obligates the Mortgagor thereunder to maintain all such insurance policies at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, to Seller’s knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller, in any case, to the extent it would impair coverage under any such policy.
(g)Compliance with Applicable Law. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, anti-predatory lending laws, laws covering fair housing, fair credit reporting, community reinvestment, homeowners equity protection, equal credit opportunity, mortgage reform and disclosure laws or unfair and deceptive practices laws applicable to the origination and servicing of such Loan have been complied with in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Seller shall maintain in its possession, available for Buyer’s inspection, evidence of compliance with all requirements set forth herein.

Schedule 1-2
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(h)No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded (except with respect to subordination of a Second Lien Loan to the first priority lien or security interest), in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination or rescission (except with respect to subordination of a Second Lien Loan to the first priority lien or security interest) other than in the case of a release of a portion of the land comprising a Mortgaged Property or a release of a blanket Mortgage which release will not cause the Loan to fail to satisfy the applicable Agency Guidelines. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.
(i)Valid Lien. Each Mortgage is a valid and subsisting First Lien (or with respect to a Second Lien Loan, a Second Lien) on a single parcel or multiple contiguous parcels of real estate included in the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Loan, which exceptions are generally acceptable to prudent mortgage lending companies, the exceptions set forth below and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. The lien of the Mortgage is subject to:
(i)the lien of current real property taxes and assessments not yet delinquent.
(ii)covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;
(iii)other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property, and which will not prevent realization of the full benefits of any Rural Housing Service Guaranty; and
(iv)with respect to Second Lien Loans, the related first lien Mortgage.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Loan establishes and creates a valid, subsisting, enforceable and First Lien and first priority security interest (or with respect to a Second Lien Loan, Second Lien) on the property described therein and Seller has full right to pledge and assign the same to Buyer.
(j)Validity of Mortgage Documents. The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Loan are genuine (or in the case of an eNote, the copy of the eNote transmitted to Custodian’s eVault is the Authoritative Copy), and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles. All parties to the Note, the Mortgage

Schedule 1-3
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and any other such related agreement had legal capacity to enter into the Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by other the applicable related parties. No fraud or error, omission, misrepresentation, negligence or similar occurrence with respect to a Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Loan or in any mortgage or flood insurance, if applicable, in relation to such Loan. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as they deem necessary to make and confirm the accuracy of the representations set forth herein.
(k)Full Disbursement of Proceeds. The Loan has been closed and the proceeds of the Loan have been fully disbursed to or for the account of the Mortgagor and there is no further requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage (excluding refunds that may result from escrow analysis adjustments).
(l)Ownership. Seller is the sole owner and holder of the Loan and the indebtedness evidenced by each Note and upon the sale of the Loans to Buyer, Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, Buyer or Buyer’s designee, in trust for the purpose of servicing and supervising the servicing of each Loan. The Loan is not assigned or pledged to a third party, subject to Takeout Commitments, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Loan pursuant to this Agreement and following the sale of each Loan, Buyer will hold such Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, except any security interest created pursuant to this Agreement, subject to Takeout Commitments.
(m)Doing Business. All parties which have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, (D) not doing business in such state, or (E) not otherwise required to be qualified to do business in such state.
(n)Title Insurance. Other than with respect to a Cooperative Loan, the Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans or reverse mortgage loans, as applicable, in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or with respect to any Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy, wrapper or insurance acceptable to the applicable Agency, FHA, VA, RHS or HUD or (iii) with respect to Second Lien Loans, a property report that includes a title insurance wrapper, and each such title insurance policy or title insurance wrapper is issued by a title insurer acceptable to the applicable Agency, FHA, VA, RHS or

Schedule 1-4
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HUD and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien or second priority lien, as applicable, of the Mortgage in the original principal amount of the Loan, subject only to the exceptions contained in clauses (i), (ii), (iii) and (iv) of paragraph (i) of this Schedule 1, and in the case of Adjustable Rate Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.
(o)No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither Seller nor any of its predecessors, have waived any default, breach, violation or event which would permit acceleration.
(p)No Mechanics’ Liens. At origination, there were no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal to, the lien of the related Mortgage.
(q)Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except those which are insured against by the related title insurance policy. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.
(r)Origination. The Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal payments on the Loan commenced no more than 60 days after funds were disbursed in connection with the Loan. The Mortgage Interest Rate as well as the lifetime rate cap and the periodic cap are as set forth on the Loan Schedule, as applicable. The Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each date on which an adjustment to the Mortgage Interest Rate with respect to each Loan becomes effective, with interest

Schedule 1-5
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calculated and payable in arrears, sufficient to amortize the Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The Due Date of the first payment under the Note is no more than 60 days from the date of the Note.
(s)Payment Provisions. Principal payments on the Loan commenced no more than sixty days after the proceeds of the Loan were disbursed. With respect to each Loan, the Note is payable on the first day of each month in Monthly Payments. The Note does not permit negative amortization. There are no convertible Loans which contain a provision allowing the Mortgagor to convert the Note from an adjustable interest rate Note to a fixed interest rate Note.
(t)Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Upon default by a Mortgagor on a Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Loan will be able to deliver good and merchantable title (subject to in the case of a Second Lien Loan, the first lien Mortgage of the first lien related thereto) to the Mortgaged Property, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. There is no homestead or other exemption available to the Mortgagor that would interfere with the right to sell the related Mortgaged Property at a trustee's sale or the right to foreclose on the related Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption.
(u)Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices and servicing used by Seller with respect to each Note and Mortgage are in compliance in all material respects with Accepted Servicing Practices and applicable law. The Loan has been serviced by Seller and any predecessor servicer in accordance with the terms of the Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. Each escrow of funds that has been established is not prohibited by applicable law. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Note. Any interest required to be paid on escrowed funds pursuant to state, federal and local law has been properly paid and credited.
(v)Conformance with Underwriting Guidelines and Agency Guidelines. The Loan was underwritten in accordance with the applicable Agency Guidelines or Underwriting Guidelines. The Note and Mortgage (exclusive of any riders), except with respect to Second Lien Loans, are on forms similar to those used by or acceptable to the applicable Agency, FHA, VA or HUD, as applicable, and Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.
(w)No Additional Collateral. The Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (i) above.

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(x)Appraisal. Unless the applicable Agency, FHA, VA, RHS or HUD requires otherwise, the Mortgage File contains an appraisal of the related Mortgaged Property or Cooperative Unit which satisfied the applicable standards of Fannie Mae and Freddie Mac and was made and signed prior to the approval of the Loan application by a qualified appraiser, duly appointed by Seller or the originator of the Loan, who had no interest, direct or indirect in the Mortgaged Property or Cooperative Unit or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Loan, and the appraisal and appraiser both satisfy the requirements of the applicable Agency, FHA, VA, RHS or HUD and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Loan was originated. With respect to Second Lien Loans, (i) a Review Appraisal which satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 was conducted and executed prior to the funding of such Second Lien Loan by a qualified appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan secured thereby, and whose compensation is not affected by the approval of disapproval of the Second Lien Loan, and (ii) the scope of such Review Appraisal is acceptable to Buyer in its sole discretion. Seller makes no representation or warranty regarding the value of the Mortgaged Property or Cooperative Unit.
(y)Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(z)Delivery of Mortgage Documents. The Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Loan) and any other documents required to be delivered under the Custodial and Disbursement Agreement for each Loan (other than Wet-Ink Loans) have been delivered to the Custodian, and Control of any eMortgage Loan that is a Purchased Asset has been transferred to the Custodian as agent for Buyer, except as otherwise provided in the Custodial and Disbursement Agreement. Seller is, or an agent of Seller is, in possession of a complete, true and materially accurate Mortgage File in compliance with the Custodial and Disbursement Agreement, except for such documents the originals of which have been delivered to the Custodian and except as otherwise provided in the Custodial and Disbursement Agreement.
(aa)No Buydown Provisions; No Graduated Payments or Contingent Interests. Except for Loans made in connection with employee relocations, no Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. Except for Loans made in connection with employee relocations, the Loan is not a graduated payment Loan and the Loan does not have a shared appreciation or other contingent interest feature. Such employee relocation Loans are identified on the related Loan Schedule.
(ab)Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials to the extent required by applicable law with respect to the making of fixed rate Loans and adjustable rate Loans and rescission materials with respect to refinanced Loans. Seller shall maintain such statement in the Mortgage File.
(ac)No Construction Loans. No Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property.

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(ad)Acceptable Investment. To Seller’s actual knowledge, there are no specific circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that are reasonably expected to (i) cause private institutional investors which invest in loans similar to the Loan, to regard the Loan as an unacceptable investment, or (ii) adversely affect the value of the Loan in comparison to similar loans.
(ae)LTV, PMI Policy. Except as approved by one of the Agencies, FHA, VA, RHS or HUD, no Loan (other than a Second Lien Loan) has an LTV greater than 100% and no Second Lien Loan has a Combined LTV greater than 90%. If required by the applicable Agency, FHA, VA, RHS or HUD, the Loan is insured by a PMI Policy. All provisions of any PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Loan as set forth on the Loan Schedule is net of any such insurance premium.
(af)Capitalization of Interest. The Note does not by its terms provide for the capitalization or forbearance of interest.
(ag)No Equity Participation. No document relating to the Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller does not own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.
(ah)Proceeds of Loan. The proceeds of the Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller, except in connection with a refinanced Loan.
(ai)Origination Date. The origination date is no earlier than ninety (90) days prior to the related Purchase Date.
(aj)No Exception. Custodian has not noted any material Exceptions on a Custodial Loan Transmission with respect to the Loan which would materially adversely affect the Loan or Buyer’s interest in the Loan.
(ak)Occupancy of Mortgaged Property or Cooperative Unit. The occupancy status of the Mortgaged Property or Cooperative Unit is in accordance with Agency Guidelines. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property or Cooperative Unit and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.
(al)Transfer of Loans. Except with respect to Loans registered with MERS and Cooperative Loans, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. With respect to each Cooperative Mortgage Loan, the UCC-3 assignment is in a form suitable for filing in the jurisdiction in which the Mortgaged Property is located.

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(am)Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the origination of the Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. With respect to each Loan other than a Cooperative Loan or a Second Lien Loan, the lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the applicable Agency, FHA, VA, RHS or HUD, as applicable. The consolidated principal amount does not exceed the original principal amount of the Loan.
(an)No Balloon Payment. No Loan has a balloon payment feature.
(ao)Condominiums/ Planned Unit Developments. If the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to the applicable Agency, FHA, VA, RHS or HUD or (ii) located in a condominium or planned unit development project which has received project approval from the applicable Agency, FHA, VA, RHS or HUD. The representations and warranties required by the applicable Agency, FHA, VA, RHS or HUD with respect to such condominium or planned unit development have been satisfied and remain true and correct.
(ap)Downpayment. The source of the down payment with respect to each Loan has been verified in accordance with applicable Agency Guidelines.
(aq)Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened in writing for the total or partial condemnation of the Mortgaged Property or Cooperative Unit. The Mortgaged Property or Cooperative Unit is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property or Cooperative Unit as security for the Loan or the use for which the premises were intended and each Mortgaged Property or Cooperative Unit is in good repair.
(ar)No Violation of Environmental Laws. To the knowledge of Seller, there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property. To the knowledge of Seller, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue.
(as)Location and Type of Mortgaged Property. Other than with respect to a leasehold estate, the Mortgaged Property is a fee simple property located in the state identified in the Loan Schedule. Any Mortgaged Property that is a leasehold estate meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable. The Mortgaged Property consists of a single parcel or multiple contiguous parcels of real property with a detached single family residence erected thereon, a townhouse, or a Cooperative Unit in a Cooperative Project or a two to four-family dwelling, or an individual condominium in a low rise or high-rise condominium, or an individual unit in a planned unit development or a de minimis planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium or planned unit development shall not fall within any of the “Ineligible Projects” of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Agency Guidelines. The Mortgaged Property is not raw land. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be

Schedule 1-9
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considered as being used for commercial purposes as long as the entire Mortgaged Property has not been altered for commercial purposes and no portion of the Mortgaged Property is storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
(at)Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the Mortgaged Property or Cooperative Unit, as applicable, is sold or transferred without the prior written consent of the mortgagee thereunder.
(au)Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.
(av)No Denial of Insurance. No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, primary mortgage guaranty insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.
(aw)Leaseholds. With respect to any ground lease to which a Mortgaged Property is subject, (1) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the servicing file, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (2) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File, (3) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Purchase Date, (4) the Mortgagor enjoys quiet and peaceful possession of the leasehold estate, subject to any sublease, (5) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances that, with the passage of time or the giving of notice, or both, would result in a default under such ground lease, (6) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed, (7) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Purchase Date pursuant to the terms of such ground lease, (8) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease, (9) the ground lease term extends, or is automatically renewable, for at least five years after the maturity date of the Note; (10) Buyer has the right to cure defaults on the ground lease and (11) the ground lease meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable.
(ax)Prepayment Penalty. No Loan is subject to a prepayment penalty.
(ay)Predatory Lending Regulations; High Cost Loans. No Loan (i) is classified as a High Cost Loan, or (ii) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions).

Schedule 1-10
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(az)Tax Service Contract. Except with respect to any Second Lien Loan, Seller has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Loan and such contract is assignable without penalty, premium or cost to Buyer.
(ba)Flood Certification Contract. Seller has obtained a life of loan, transferable flood certification contract for each Loan and such contract is assignable without penalty, premium or cost to Buyer.
(bb)Recordation. Each original Mortgage was recorded or has been sent for recordation, and, except for those Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to Buyer) have been recorded or sent for recordation in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Mortgagor, or is in the process of being recorded.
(bc)Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.
(bd)Single-Premium Credit Life Insurance. In connection with the origination of any Loan, no proceeds from any Loan were used to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement through Seller as a condition of obtaining the extension of credit. No proceeds from any Loan were used at the closing of such loan to purchase single premium credit insurance policies (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing, such Loan.
(be)HA Mortgage Insurance, VA Loan Guaranty, Rural Housing Service Guaranty. With respect to each Agency Eligible Loan that is an FHA Loan, the FHA Mortgage Insurance Contract is, or when issued will be, in full force and effect and to Seller’s knowledge, there exists no circumstances with respect to such FHA Loan that would permit the FHA to deny coverage under such FHA Mortgage Insurance. With respect to each Agency Eligible Loan that is a VA Loan, the VA Loan Guaranty Agreement is, or when issued will be, in full force and effect. With respect to each Agency Eligible Loan that is an RHS Loan, the Rural Housing Service Guaranty is, or when issued will be, in full force and effect. All necessary steps on the part of Seller have been taken to keep such guaranty or insurance valid, binding and enforceable and to Seller’s knowledge, each is the binding, valid and enforceable obligation of the FHA, the VA and the RHS, respectively, without currently applicable surcharge, set off or defense.
(bf)Qualified Mortgage. Other than with respect to a Non-Qualified Mortgage Loan (other than a Second Lien Loan or a Jumbo Loan), each Loan satisfied the following criteria: (i) such Loan is a Qualified Mortgage, and (ii) such Loan is supported by documentation that evidences compliance with the QM Rule or the Ability to Repay Rule, as applicable.
(bg)Permitted Non-Qualified Mortgage Loans. With respect to each Permitted Non-Qualified Mortgage Loan, there are no actions, suits, arbitrations, investigations or proceedings pending or threatened against Seller that questions or challenges the compliance of any Permitted Non-Qualified Mortgage Loan with the Ability to Repay Rule. Prior to the origination of each Permitted Non-Qualified Mortgage Loan, if required pursuant to applicable law, Seller or the related Qualified Originator, as applicable, made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Permitted Non-Qualified Mortgage Loan, according to its terms, in

Schedule 1-11
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accordance with, at a minimum, the eight (8) underwriting factors set forth in 12 C.F.R. § 1026.43(c)(2) as the same may be amended from time to time (or any successor statute or regulation). In addition, if required pursuant to applicable law with respect to any Permitted Non-Qualified Mortgage Loan underwritten pursuant to any “Asset Qualification” or “Asset Utilization” program, such Permitted Non-Qualified Mortgage Loan considered and includes the calculations used to determine Mortgagor’s “debt-to-income ratio” or “residual income” in the underwriting process and such calculation are included in the Documentation Capsule. The Mortgage File for each Permitted Non-Qualified Mortgage Loan contains all necessary third-party records and other evidence and documentation to demonstrate such compliance by the related Permitted Non-Qualified Mortgage Loan with 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation) (the “Documentation Capsule”). If required pursuant to applicable law, Seller shall provide in connection with the delivery of each Permitted Non-Qualified Mortgage Loan a Documentation Capsule in the related Mortgage File and related Servicing File that fully documents how each Permitted Non-Qualified Mortgage Loan meets the ability to repay requirements of 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation). If applicable, the related Documentation Capsule shall contain all reasonably reliable third party records used by Seller to prove that each Permitted Non-Qualified Mortgage Loan complies with the ability to repay requirements of 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation). If applicable, the related Documentation Capsule shall also include an evidentiary summary cover checklist that specifically enumerates each of the eight (8) underwriting factors set forth in 12 C.F.R. § 1026.43(c)(2) as the same may be amended from time to time (or any successor statute or regulation), and summarizes how each element of the checklist is satisfied by the Permitted Non-Qualified Mortgage Loan which shall be certified by either (A) Seller’s (or other applicable Qualified Originator’s) underwriter or (B) the credit officer of Seller (or other applicable Qualified Originator’s) involved in the origination of such Permitted Non-Qualified Mortgage Loan (the “ATR Checklist”).
(bh)[reserved].
(bi)Cooperative Loans. With respect to each Cooperative Loan, Seller represents and warrants:
(1)the Cooperative Loan is secured by a valid, subsisting, enforceable and perfected first lien on the Cooperative Shares issued to the related Mortgagor with respect to such Cooperative Loan, subject only to the Cooperative Corporation’s lien against such corporation stock, shares or membership certificate for unpaid assessments of the Cooperative Corporation to the extent required by applicable law. Any Security Agreement, chattel mortgage or equivalent document related to and delivered in connection with the Cooperative Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to sell and assign the same to Buyer. The Cooperative Unit was not, as of the date of origination of the Cooperative Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Security Agreement.
(2)(i) the term of the related Proprietary Lease is longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition

Schedule 1-12
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Agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.
(3)There is no proceeding pending or threatened for the total or partial condemnation of the building owned by the applicable Cooperative Corporation (the “Underlying Mortgaged Property”). The Underlying Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Underlying Mortgaged Property as security for the mortgage loan on such Underlying Mortgaged Property (the “Cooperative Mortgage”) or the use for which the premises were intended.
(4)There is no default, breach, violation or event of acceleration existing under the Cooperative Mortgage or the mortgage note related thereto and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.
(5)The Cooperative Corporation has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Cooperative Corporation has requisite power and authority to (i) own its properties, and (ii) transact the business in which it is now engaged. The Cooperative Corporation possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which is now engaged.
(6)The Cooperative Corporation complies in all material respects with all applicable legal requirements. The Cooperative Corporation is not in default or violation of any order, writ, injunction, decree or demand of any governmental authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of the Cooperative Corporation.
(7)The Cooperative Note, the Security Agreement, the Cooperative Shares, the Proprietary Lease or occupancy agreement, and any other documents required to be delivered under the Custodial and Disbursement Agreement for each Cooperative Loan have been delivered to Custodian, except as otherwise provided in the Custodial and Disbursement Agreement.
(8)The Security Agreement contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Cooperative Shares of the benefits of the security provided thereby.
(9)As of the date of origination of the Cooperative Loan, the related Cooperative Project is insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Cooperative Project is located or as provided in the applicable Agency, FHA, VA, RHS or HUD guidelines.
(bj)RHS Loans. With respect to each RHS Loan:

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(1)All parties which have had any interest in such RHS Loan, whether as mortgagee or assignee, are (or, during the period in which they held and disposed of such interest, were) Rural Housing Service Approved Lenders;
(2)The Mortgage is guaranteed by the RHS to the maximum extent permitted by law and all necessary steps have been taken to make and keep such guaranty valid, binding and enforceable and the applicable guaranty agreement is the binding, valid and enforceable obligation of the RHS, to the full extent thereof, without surcharge, set-off or defense;
(bk)In the case of an RHS Loan, no claim for guarantee has been filed;
(1)No Loan is (a) a Section 235 subsidy loan (24 C.F.R. 235), or a graduated loan under Section 245 (24 C.F.R. 203.45 and 24 C.F.R. 203.436), (b) an advance claim loan, or (c) a VA vendee loan;
(2)Neither Seller, its servicer, nor any prior holder or servicer of the Loan has engaged in any action or inaction which would result in the curtailment of a payment (or nonpayment thereof) by the RHS; and
(3)All actions required to be taken by Seller or the related Qualified Originator (if different from Seller) to cause Buyer, as owner of the RHS Loan, to be eligible for the full benefits available under the applicable insurance or guaranty agreement have been taken by such entity.
(bl)CEMA Loans. With respect to each Loan which is a CEMA Loan, Seller or Servicer has possession or control of, and maintains in its Servicing Records, the originals of each promissory note or other evidence of indebtedness related to such CEMA Loan (other than CEMA Consolidated Notes which have been delivered to the Custodian), including, without limitation all previous promissory notes or other evidence of indebtedness referenced in the Consolidation, Extension and Modification Agreement or CEMA Consolidated Note and any gap, new money or other similar promissory notes or other evidence of indebtedness of the related mortgagor/borrower. The Consolidation, Extension and Modification Agreement complies with all applicable laws and is in a form generally acceptable for sale in the secondary market.
(bm)eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:
(i)the eNote bears a digital or electronic signature;
(ii)the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;
(iii)there is a single Authoritative Copy of the eNote, as applicable and within the meaning of Section 9-105 of the UCC or Section 16 of the UETA, as applicable, that is held in the eVault;
(iv)the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;

Schedule 1-14
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(v)the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of [Agent];
(vi)the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;
(vii)the Servicing Agent status of the eNote on the MERS eRegistry is blank;
(viii)There is no Control Failure or Electronic Security Failure with respect to such eNote;
(ix)the eNote is a valid and enforceable Transferable Record or comprises “electronic chattel paper” within the meaning of the UCC;
(x)there is no defect with respect to the eNote that would result in [Agent] having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record; and
(xi)there is no paper copy of the eNote in existence nor has the eNote been papered-out.
(xii)Loan-to-Value – Jumbos; Seconds. The Loan-to-Value ratio for each Jumbo Loan and each Second Lien Loan is within the limits set forth in the Underwriting Guidelines, in effect at the time of origination of such Jumbo Loan or Second Lien Loan.
(bn)Massachusetts Subprime Loans, Nevada Subprime Loans and Loans Subject to Consent or Other Orders. No Purchased Loan is a Massachusetts Subprime Loan. No Purchased Loan is a Nevada Subprime Loan.

Schedule 1-15
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EXHIBIT A
COMPLIANCE CERTIFICATE
I, _______________________, _______________________ of Rocket Mortgage, LLC (the “Seller”), do hereby certify that as of the last calendar day of the fiscal [quarter/year] for which financial statements are being provided with this certification:
(i)Seller is in compliance in all material respects with all provisions and terms of the Master Repurchase Agreement, dated as of May 7, 2024, among Morgan Stanley Bank, N.A., Morgan Stanley Capital Holdings LLC and Seller (as amended, restated, supplemented or otherwise modified from time to time, “Agreement”) and the other Program Documents;
(ii)no Default or Event of Default has occurred and is continuing thereunder which has not previously been disclosed or waived[, except as specified below;] [If any Default or Event of Default has occurred and is continuing, describe the same in reasonable detail and describe the action Seller has taken or proposes to take with respect thereto];
(iii)Seller’s consolidated Adjusted Tangible Net Worth is not less than [***]. The ratio of Seller’s consolidated Indebtedness to Adjusted Tangible Net Worth is not, as of the last day of the most recently completed calendar month, greater than [***]. Seller has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than [***]. If as of the last day of any calendar month within the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification, Seller’s consolidated Adjusted Tangible Net Worth was less than [***] or Seller, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than [***] in either case Seller’s consolidated Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification before income taxes for such fiscal quarter was not less than [***].
(iv)the detailed summary on Schedule 1 hereto of Seller’s compliance with the financial covenants in clause (iv) hereof, is true, correct and complete in all material respects.
Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

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IN WITNESS WHEREOF, I have signed this certificate.
Date:             , 202__

ROCKET MORTGAGE, LLC

By:
Name:
Title:

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Schedule 1 to Quarterly Certification
Calculation of Financial Covenants as of _______
Liquidity:

Cash	$
plus
Cash Equivalents	$
Total	$
Minimum Liquidity Amount	$[***]
COMPLIANCE	PASS	FAIL

Adjusted Tangible Net Worth:

Consolidated Net Worth (total assets over total liabilities)	$
Less
Book value of all investments in non-consolidated subsidiaries	$
Less
goodwill	$
research and development costs	$
Trademarks	$
trade names	$
Copyrights	$
Patents	$
rights to refunds and indemnification	$
unamortized debt discount and expense	$
[other intangibles, except servicing rights]	$
Total	$
Minimum Adjusted Tangible Net Worth Amount	$[***]
COMPLIANCE	PASS	FAIL

Leverage:

Consolidated Indebtedness	$
Divided by
Adjusted Tangible Net Worth	$
Ratio

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Maximum Leverage Amount	[***]
COMPLIANCE	PASS	FAIL

Net Income:

Adjusted Tangible Net Worth as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]
Cash and Cash Equivalents as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]
Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification	[Only applicable if both of the prior two conditions is met.] $

Total
Net Income requirement	[***]
COMPLIANCE PASS FAIL NOT APPLICABLE

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EXHIBIT B
FORM OF INSTRUCTION LETTER
__________ __, 202_
___________________, as Subservicer/Additional Collateral Servicer
____________________
____________________
Attention: _______________

Re:    Master Repurchase Agreement, dated as of May 7, 2024 (the “Agreement”), by and among Rocket Mortgage, LLC (the “Seller”), Morgan Stanley Mortgage Capital Holdings LLC (the “Agent”) and Morgan Stanley Bank, N.A. (the “Buyer”)

Ladies and Gentlemen:

As [sub]servicer of those assets described on Schedule 1 hereto, which may be amended or updated from time to time (the “Eligible Assets”) pursuant to that Servicing Agreement, between you and the undersigned Seller, as amended or modified, attached hereto as Exhibit A (the “Servicing Agreement”), you are hereby notified that the undersigned Seller has sold to Buyer such Eligible Assets pursuant to that certain Master Repurchase Agreement, dated as of May 7, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Buyer, Agent and Seller. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.
You agree to service the Eligible Assets in accordance with the terms of the Servicing Agreement for the benefit of Buyer and, except as otherwise provided herein, Buyer shall have all of the rights, but none of the duties or obligations of Seller under the Servicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between you and Buyer.
Upon your receipt of written notification by Buyer (or Agent on behalf of Buyer) that a Default has occurred under the Agreement and identifying the then-current Eligible Assets (the “Default Notice”), you, as [Subservicer] [Additional Collateral Servicer], hereby agree to remit all payments or distributions made with respect to such Eligible Assets, net of the servicing fees payable to you with respect thereto, immediately in accordance with Buyer’s (or Agent’s on behalf of Buyer) wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Buyer (or Agent on behalf of Buyer):
Bank:         [JP Morgan Chase Bank, New York (Chasus33)]
ABA: [___________]
A/C: [___________]
A/C Name:    [___________]
FFC:        [___________]
FFC A/C:    [___________]

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Seller, except if Buyer (or Agent on behalf of Buyer) instructs you in writing otherwise.

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You further agree that, upon receipt written notification by Buyer (or Agent on behalf of Buyer) that an Event of Default has occurred under the Agreement, Buyer shall assume all of the rights and obligations of Seller under the Servicing Agreement, except as otherwise provided herein. Subject to the terms of the Servicing Agreement, you shall (x) follow the instructions of Buyer (or Agent on behalf of Buyer) with respect to the Eligible Assets and deliver to a Buyer and Agent any information with respect to the Eligible Assets reasonably requested by such Buyer (or Agent on behalf of Buyer), and (y) treat this letter agreement as a separate and distinct servicing agreement between you and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in your favor (or the favor of any third party claiming through you) under any other agreement or arrangement between you and Seller or otherwise. Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by you prior to such Event of Default or otherwise owed to you in respect of the period of time prior to such Event of Default.
Notwithstanding anything to the contrary herein or in the Servicing Agreement, with respect to those Eligible Assets marked as “Servicing Released” on Schedule 1 (the “Servicing Released Assets”), you are hereby instructed to service such Servicing Released Assets for a term (the “Servicing Term”) commencing as of the date such Servicing Released Assets become subject to a purchase transaction under the Agreement. The Servicing Term shall terminate upon the occurrence of any of the following events: (i) such Servicing Released Asset is not repurchased by Seller on the Repurchase Date under the Agreement, or (ii) you shall have received a written termination notice from Buyer (or Agent on behalf of Buyer) at any time with respect to some or all of the Servicing Released Assets being serviced by you (each, a “Servicing Termination”). In the event of a Servicing Termination, you hereby agree to (i) deliver all servicing and “records” relating to such Servicing Released Assets to the designee of Buyer at the end of each such Servicing Term and (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee. The transfer of servicing and such records by you shall be in accordance with customary standards in the industry and the terms of the Servicing Agreement, and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).
Further, you hereby constitute and appoint Buyer and any officer or agent thereof, with full power of substitution, as your true and lawful attorney-in-fact with full irrevocable power and authority in your place and stead and in your name or in Buyer’s own name, following any Servicer Termination with respect solely to the Servicing Released Assets that are subject to such Servicer Termination, to direct any party liable for any payment under any such Servicing Released Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, the right to send “goodbye” and “hello” letters on your behalf. you hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
For the purpose of the foregoing, the term “records” shall be deemed to include but not be limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Servicing Released Assets.
This instruction letter may not be amended or superseded without the prior written consent of Buyer and Agent. Buyer is a beneficiary of all rights and obligations of the parties hereunder.

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[NO FURTHER TEXT ON THIS PAGE]

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Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following address: [__________].

Very truly yours,

ROCKET MORTGAGE, LLC

By:_______________________________
Name:
Title:

Acknowledged and Agreed as of this __ day of ___________, 202__:

[SUBSERVICER] [ADDITIONAL COLLATERAL SERVICER]

By:________________________________
Name:
Title:

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EXHIBIT C
BUYER’S WIRE INSTRUCTIONS

For Cash:        Bank:         CITIBANK, N.A.
Location:     New York, NY
ABA: [***]
A/C: [***]
A/C Name:    Morgan Stanley Bank, N.A.
Re:         NY Warehouse, Rocket Mortgage

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EXHIBIT D
FORM OF SECURITY RELEASE CERTIFICATION

[_____], 2024
[___________]
[___________]
[___________][___________]
    Re:    Security Release Certification

In accordance with the provisions below and effective as of ___[DATE]________ [ ] (“[ ]”) hereby relinquishes any and all right, title and interest it may have in and to the Loans described in Annex A attached hereto upon purchase thereof by the [___________] (“Buyer”) from Seller named below pursuant to that certain Master Repurchase Agreement, dated as of May 7, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) by and among Rocket Mortgage, LLC (the “Seller”), Morgan Stanley Mortgage Capital Holdings LLC (the “Agent”) and Morgan Stanley Bank, N.A. (the “Buyer”), as of the date and time of receipt by [ ] of an amount at least equal to the amount then due to [ ] as set forth on Annex A for such Loans (the “Date and Time of Sale”) and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Loans have been delivered and shall be released to Seller named below or its designees as of the Date and Time of Sale. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Name and Address of Lender:

        [Custodian]
        [ ]
        For Credit Account No. [ ]
        Attention: [ ]
        Phone: [ ]
        Further Credit – [ ]

[NAME OF WAREHOUSE LENDER]

By:________________________________
Name:
Title:

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Seller named below hereby certifies to Buyer that, as of the Date and Time of Sale of the above mentioned Loans to Buyer, the security interests in the Loans released by the above named corporation comprise all security interests in any and all such Loans. Seller warrants that, as of such time, there are and will be no other security interests in any or all of such Loans.

ROCKET MORTGAGE, LLC

                        By:__________________________________
                        Name:
                        Title:

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ANNEX TO SECURITY RELEASE CERTIFICATION
[List of Loans and amounts due]

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